Exhibit 10.1

EXECUTION VERSION

$245,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

RMCO, LLC,

RE/MAX, LLC,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

and

JPMorgan Chase Bank, N.A.,

as Administrative Agent

Dated as of December 15, 2016

JPMorgan Chase Bank, N.A.

as Lead Arranger and Sole Bookrunner

4.5	No Legal Bar	46
4.6	Litigation	47
4.7	No Default	47
4.8	Ownership of Property; Liens	47
4.9	Intellectual Property	47
4.10	Taxes	47
4.11	Federal Regulations	47
4.12	Labor Matters	47
4.13	ERISA	48
4.14	Investment Company Act; Other Regulations	48
4.15	Subsidiaries	48
4.16	Environmental Matters	48
4.17	Accuracy of Information, etc	49
4.18	Security Documents	50
4.19	Solvency	50
4.20	Anti-Terrorism Laws	50
4.21	EEA Financial Institutions	51

SECTION 5.	CONDITIONS PRECEDENT	51

5.1	Conditions to Initial Loan	51
5.2	Conditions to Each Loan	52

SECTION 6.	AFFIRMATIVE COVENANTS	53

6.1	Financial Statements	53
6.2	Certificates; Other Information	54
6.3	Payment of Tax and Government Liabilities	55
6.4	Maintenance of Existence; Compliance	55
6.5	Maintenance of Property; Insurance	55
6.6	Inspection of Property; Books and Records; Discussions	55
6.7	Notices	55
6.8	Environmental Laws	56
6.9	Additional Collateral, etc	56
6.10	Use of Proceeds	58
6.11	Maintenance of Ratings	58
6.12	Anti-Corruption Laws	58

SECTION 7.	NEGATIVE COVENANTS	58

7.1	Financial Condition Covenants	58
7.2	Indebtedness	59
7.3	Liens	61
7.4	Fundamental Changes	63
7.5	Disposition of Property	64
7.6	Restricted Payments	65
7.7	Investments	66
7.8	Optional Payments and Modifications of Certain Debt Instruments.	67
7.9	Transactions with Affiliates	67
7.10	Sales and Leasebacks	68
7.11	Limitation on Activities of Parent	68

ii

7.12	Changes in Fiscal Periods	68
7.13	Negative Pledge Clauses	68
7.14	Clauses Restricting Subsidiary Distributions	69
7.15	Lines of Business	69
7.16	Anti-Terrorism Law	69
7.17	Anti-Corruption Law	69
7.18	Embargoed Person	70
7.19	Anti-Money Laundering	70
7.20	Unrestricted Subsidiaries	70

SECTION 8.	EVENTS OF DEFAULT	71

SECTION 9.	THE ADMINISTRATIVE AGENT	74

9.1	Appointment	74
9.2	Delegation of Duties	74
9.3	Exculpatory Provisions	74
9.4	Reliance by Administrative Agent	75
9.5	Notice of Default	75
9.6	Non-Reliance on Agents and Other Lenders	75
9.7	Indemnification	76
9.8	Agent in Its Individual Capacity	76
9.9	Successor Administrative Agent	76

SECTION 10.	MISCELLANEOUS	77

10.1	Amendments and Waivers	77
10.2	Notices	78
10.3	No Waiver; Cumulative Remedies	79
10.4	Survival of Representations and Warranties	79
10.5	Payment of Expenses and Taxes	80
10.6	Successors and Assigns; Participations and Assignments	81
10.7	Adjustments; Set-off	84
10.8	Counterparts	85
10.9	Severability	85
10.10	Integration	85
10.11	GOVERNING LAW	85
10.12	Submission to Jurisdiction; Waivers	85
10.13	Acknowledgements	86
10.14	Releases of Guarantees and Liens	86
10.15	Confidentiality	86
10.16	WAIVERS OF JURY TRIAL	87
10.17	USA PATRIOT Act	87
10.18	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	87

iii

SCHEDULES:

1.1A	Commitments
1.1B	Immaterial Subsidiaries
4.6	Litigation
4.15	Subsidiaries
4.18(a)	UCC Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(e)	Existing Liens
7.7	Investments
7.9	Transaction with Affiliates

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of New Lender Supplement
D	Form of Increased Facility Activation Notices
E	Closing Certificate
F	Form of Solvency Certificate
G	[Reserved]
H	Form of Perfection Certificate
I	Form of Assignment and Assumption
J	Form of U.S. Tax Compliance Certificate
K	[Reserved]
L	Form of Borrowing Notice
M	Form of Continuation/Conversion Notice
N-1	Form of Lender Addendum (Cashless Roll)
N-2	Form of Lender Addendum (Additional Term Lender)
N-3	Form of Lender Addendum (Consenting Lender)

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of December 15. 2016, among RMCO, LLC, a Delaware limited liability company (“Parent”), RE/MAX, LLC (f/k/a RE/MAX International, LLC), a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent.

WHEREAS, Parent and the Borrower are party to the Credit Agreement, dated as of July 31, 2013 (as amended prior to the date hereof, the “Existing Credit Agreement”), among the Borrower, Parent, the several banks and other financial institutions or entities from time to time parties thereto as lenders, and the Administrative Agent;

WHEREAS, each Term Lender (under, and as defined in, the Existing Credit Agreement, an “Existing Lender”) that executes and delivers a Lender Addendum (Cashless Roll) attached hereto as Exhibit N-1 (a “Lender Addendum (Cashless Roll)”) will thereby (i) agree to the terms of this Agreement and (ii) agree to continue all of its Term Loans (under, and as defined in, the Existing Credit Agreement, the “Existing Term Loans”) that are outstanding on the Closing Date (immediately prior to giving effect thereto) as a Term Loan hereunder (such Lenders, collectively, the “Continuing Term Lenders”) in a principal amount equal to the aggregate principal amount of such Existing Term Loans (or such lesser amount as notified to such Existing Lender by the Administrative Agent prior to the Closing Date);

WHEREAS, subject to the preceding recitals, each Person (other than a Continuing Term Lender in its capacity as such) that executes and delivers a Lender Addendum (Additional Term Lender) attached hereto as Exhibit N-2 (a “Lender Addendum (Additional Term Lender)”) and agrees in connection therewith to make a Term Loan (collectively, the “Additional Term Lenders”) will thereby (i) agree to the terms of this Agreement and (ii) commit to make Term Loans to the Borrower on the Closing Date (the “Additional Term Loans”) in such amount (not in excess of any such commitment) as is determined by the Administrative Agent and notified to such Additional Term Lender;

WHEREAS, each Existing Lender that executes and delivers a Lender Addendum (Consenting Lender) attached hereto as Exhibit N-3 (a “Lender Addendum (Consenting Lender)” and, together with a Lender Addendum (Cashless Roll) and a Lender Addendum (Additional Term Lender), the “Lender Addenda”)) will thereby agree to the terms of this Agreement (such Lenders, collectively, the “Consenting Term Lenders”; and, for the avoidance of doubt, the Consenting Term Lenders shall not be Continuing Term Lenders or Additional Term Lenders); and

WHEREAS, Parent and the Borrower wish to amend and restate the Existing Credit Agreement on the terms set forth herein;

NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Existing Credit Agreement as of the Closing Date, and the Existing Credit Agreement is hereby amended and restated in its entirety as follows as of the Closing Date:

Section 1.  DEFINITIONS

1.1         Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%, provided that the ABR with respect to the Term Facility shall be no less than 1.75%.  Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acquisition Consideration”: the purchase consideration for any Permitted Acquisition, whether paid in cash or by exchange of Capital Stock (other than Capital Stock of Parent) or of assets or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, based upon the Borrower’s reasonable estimate of any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Borrower or any of its Subsidiaries.

“Additional Term Lender”: as defined in the recitals hereto.

“Additional Term Loans”: as defined in the recitals hereto.

“Administrative Agent”:  JPMorgan Chase Bank, N.A., together with its Affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of the Borrower’s subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws”: as defined in Section 4.20.

“Applicable Margin”: (a) 1.75% per annum, in the case of ABR Loans and (b) 2.75% per annum in the case of Eurodollar Loans.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”:  as defined in Section 10.6(b).

“Asset Sale”:  any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c) (as to RE/MAX Brokerage, LLC and its Subsidiaries), (d), (e), (h), (i), (k), (l) or (m) of Section 7.5) that yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000 per Disposition or series of related Dispositions.

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit I.

“Available Revolving Commitment”:  as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”:  as defined in Section 4.16(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, would be classified as “property, plant or equipment” or any comparable items on a cash flow statement of such Person and its Subsidiaries.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, that, in no event shall the obligations under the Headquarters Lease be treated as Capital Lease Obligations.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 270 days from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.  With respect to any Foreign Subsidiary, “Cash Equivalents” shall also include any Investment substantially comparable to the foregoing but in the currency of the jurisdiction of organization of such Subsidiary, or in Euros or Dollars.

“Cash Interest Expense”:  for any period, Consolidated Interest Expense for such period, including imputed interest expense for Capital Lease Obligations and excluding any interest expense not payable in cash (such as, for example, amortization of discount, amortization of debt issuance costs and interest payable-in-kind).

 “CFC”:  a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Foreign Subsidiary”:  a Domestic Subsidiary that owns no material assets (directly or through one or more disregarded entities) other than the equity interests (including debt instruments treated as equity for U.S. federal income tax purposes) of one or more Excluded Foreign Subsidiaries that are CFCs.

“Change of Control”: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of greater than 35% of the Capital Stock of Parent with ordinary voting power for the election of directors of Parent unless any combination of the Permitted Investors, directly or indirectly, owns or controls a greater percentage; or (b) at any time, a majority of members of the board of directors (or equivalent) of Parent shall cease to consist of Continuing Directors.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is December 15, 2016.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”:  ½ of 1% per annum.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower or a Group Member within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower or a Group Member and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

"Connection Income Taxes": Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes.

“Consolidated Amortization Expense”:  for any period, the amortization expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets”:  as at any date of determination, the total assets of the Borrower and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP (excluding cash and Cash Equivalents).

“Consolidated Current Liabilities”:  as at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans or any other Funded Debt) on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Depreciation Expense”:  for any period, the depreciation expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period adjusted by (x) adding thereto, in each case (except for clause (i)) only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of the Borrower only if a corresponding amount would not be prohibited at the date of determination to be distributed to the Borrower by such Subsidiary, pursuant to the terms of its Contractual Obligations and Requirements of Law applicable to such Subsidiary or its equityholders):

(a)        Consolidated Interest Expense for such period;

(b)        Consolidated Amortization Expense for such period;

(c)        Consolidated Depreciation Expense for such period;

(d)        Consolidated Tax Expense for such period;

(e)        the aggregate amount of all other non-cash charges (other than any write down or write off of receivables or any other payment rights similar to receivables) reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period;

(f)        dividends or other equity distributions permitted and included in operating income for such period;

(g)        fees and indemnities of directors;

(h)        proceeds of business interruption insurance;

(i)        the amount of any loss from restructuring charges or reserves (which for the avoidance of doubt, shall include change of control bonuses, retention, escheat, fees related to executive recruiters, severance, relocation, excess pension charges, contract termination costs and future lease commitments); and

(j)        costs, fees, expenses and charges related to any Permitted Acquisition, any Investment permitted hereunder, any equity issuance (including any initial public offering of the Borrower, Parent or PubCo), any Disposition permitted hereunder or the incurrence of any Indebtedness permitted hereunder; and

(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a pro forma basis (which may include such adjustments as are permitted under Regulation S-X of the SEC and such other adjustments reflecting cost savings certified by a Responsible Officer which are related to actions implemented or to be implemented within one year of the applicable event), to give effect to any Permitted Acquisition and asset Dispositions (other than any asset Disposition in the ordinary course of business) consummated at any time on or after the first day of the four consecutive fiscal quarters thereof as if each such Permitted Acquisition had been effected on the first day of such period and as if each such asset Disposition had been consummated on the day prior to the first day of such period.

“Consolidated Indebtedness”:  at a particular date, the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such date; provided that it is understood and agreed that the full aggregate principal amount of the Loans then outstanding shall be included in determining the amount of Consolidated Indebtedness; provided further that Consolidated Indebtedness shall (a) exclude (i) any amounts relating to preferred equity, employee consulting arrangements, accrued expenses, deferred rent, deferred taxes, obligations under employment agreements and deferred compensation and (ii) post-closing purchase price adjustments or earn-outs and (b) include any obligations under any Swap Agreements then due and payable that would be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date.

“Consolidated Interest Coverage Ratio”:  as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated EBITDA for such period to (b) Cash Interest Expense for such period.

“Consolidated Interest Expense”:  with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, the sum of (a) interest expense determined in accordance with GAAP for such period (net of any cash interest income), plus (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense (but excluding the amortization of debt issuance costs in connection with the Transactions) and (iii) the portion of any payments of accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest.  Consolidated Interest Expense shall be calculated on a pro forma basis (which may include such adjustments as are permitted under Regulation S-X of the SEC and such other adjustments reflecting cost savings certified by a Responsible Officer which are related to actions implemented or to be implemented within one year of the applicable event) to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant four consecutive fiscal quarters in connection with any Permitted Acquisition and asset Dispositions (other than any asset Dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Income”:  for any period, the net income or loss of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom, without duplication:

(a)        the income or loss of any Person (other than consolidated Subsidiaries of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period;

(b)        the cumulative effect of a change in accounting principles during such period;

(c)        any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations;

(d)        the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries or all or substantially all of the property or assets of such Person are acquired by the Borrower or any of its Subsidiaries;

(e)        the income of any consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of such income is not at the time permitted by operation of the terms of its Contractual Obligations and Requirements of Law;

(f)        any (i) extraordinary gain (or extraordinary loss) realized during such period by the Borrower or any of its Subsidiaries or (ii) gain (or loss) realized during such period by the Borrower or any of its Subsidiaries upon an asset Disposition (other than asset Dispositions in the ordinary course of business), in each case, together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by the Borrower or any of its Subsidiaries during such period;

(g)        unrealized gains and losses with respect to Swap Agreements during such period;

(h)        purchase accounting or similar accounting adjustments required or permitted by GAAP in connection with any Permitted Acquisition;

(i)        to the extent reflected in the calculation of such net income or loss, payments under earn-outs to which the seller in any Permitted Acquisition or Disposition becomes entitled; and

(j)        non-recurring or unusual gains (losses).

“Consolidated Tax Expense”:  for any period, the tax expense of the Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”:  at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”:  the directors (or equivalent group) of Parent on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Parent is recommended by at least a majority of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of Parent.

“Continuing Term Lender”: as defined in the recitals hereto.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party”: The Administrative Agent, the Issuing Lender or any other Lender.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  any Lender, that has (a) failed to fund any portion of its Revolving Loans within three Business Days of the date required to be funded by it hereunder or fund any portion of its participations in Letters of Credit; (b) notified the Borrower, the Administrative Agent, any Lender or the Issuing Lender orally or in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, the other Loan Documents or under other agreements in which it commits to extend credit; (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement or the other Loan

Documents relating to its obligations to fund prospective Revolving Loans; (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute; (e) as to which Administrative Agent has a good faith belief that such Lender has defaulted in fulfilling its obligations (as a lender, agent or letter of credit issuer) generally under other syndicated credit facilities (provided, that, with respect to each Lender that is not an Affiliate of the Loan Parties, the Borrower shall have consented to the determination that such Lender is a “Defaulting Lender” pursuant to this clause (e)); or (f) (i) become or is insolvent or has a parent company that has become or is insolvent or made a general assignment for the benefit of creditors, or (ii) become the subject of a bankruptcy, insolvency proceeding or Bail-In Action, or has had a receiver, conservator, trustee or custodian appointed for it, or for any substantial part of its assets, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a direct or indirect parent company that has become the subject of a bankruptcy, insolvency proceeding or Bail-In Action, or has had a receiver, conservator, trustee or custodian appointed for it, or for any substantial part of its assets or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Dutch Auction”: as defined in Section 10.6(f).

“ECF Percentage”:  50%; provided that, with respect to each fiscal year of the Borrower ending on or after December 31, 2016, the ECF Percentage shall be reduced to 25% if the Total Leverage Ratio as of the last day of such fiscal year is not greater than 3.25 to 1.0 and to 0% if the Total Leverage Ratio as of the last day of such fiscal year is not greater than 2.75 to 1.0.

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

 “Engagement Letter”:  the Engagement Letter dated November 28, 2016 among JPMorgan Chase Bank, N.A. and the Borrower.

“Environmental Laws”:  any and all applicable foreign, federal, state, local or municipal laws, rules having the force and effect of law, written orders, regulations, statutes, ordinances, codes,

decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of worker health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the British Bankers Association (or any other person which takes over the administration of that rate) for Dollars and period as appearing on pages LIBOR01 or LIBOR02 of the Reuters Screen (or on any successor or substitute page on such screen, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters; a “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to US Dollars, then the Eurodollar Base Rate shall be the Interpolated Rate at such time; provided,  further that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in US Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for US Dollars) that exceeds the Impacted Interest Period, in each case, at such time; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided,  further, that the Eurodollar Base Rate with respect to the Term Facility shall be no less than 0.75%.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non‑cash loss on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) gains excluded from the calculation of Consolidated Net Income by operation of clauses (f), (i) and (j)  of the definition thereof that are received in cash during such fiscal year over (b) the sum, without duplication, of (i) the amount of all non-cash credits and gains included in arriving at such Consolidated Net Income, including non-cash gains on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments, (iv) the aggregate amount of all regularly scheduled or voluntary principal payments of Funded Debt (other than the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) and the aggregate amount of all regularly scheduled principal payments of the Term Loans made during such fiscal year, (v) increases in Consolidated Working Capital for such fiscal year, (vi) taxes of Borrower and its Subsidiaries that were paid in cash during such fiscal year or will be paid within six months after the end of such fiscal year thereof and for which reserves have been established and Permitted Tax Distributions during such fiscal year, (vii) capitalized interest of the Borrower and its Subsidiaries to the extent not deducted in Consolidated Net Income, (viii) the aggregate amount of Investments under Sections 7.7(d), (f), (i), (k) and (m) and the aggregate amount of Restricted Payments under Sections 7.6(c), (d), (e), (g) and (i), in each case to the extent not deducted in Consolidated Net Income and made with cash during such period, (ix) the aggregate amount paid by the Group Members during such fiscal year in respect of the costs and expenses associated with the Transactions or any initial public offering of the Borrower, Parent or PubCo to the extent not deducted from Consolidated Net Income, (x) losses excluded from the calculation of Consolidated Net Income by operation of clauses (f), (i) and (j) of the definition thereof that are paid in cash during such fiscal year and (xi) prepayments of the Term Loans pursuant to Section 2.9(b) to the extent such prepayments are made with Net Cash Proceeds from any Asset Sale that are equal to the gains in respect of such Asset Sale included in clause (a)(v) above.

“Excess Cash Flow Application Date”:  as defined in Section 2.9(c).

“Excluded Foreign Subsidiary”:  any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Taxes”: means any of the following taxes imposed on or with respect to the Administrative Agent or a Lender or required to be withheld or deducted from a payment to the Administrative Agent or a Lender, (w) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of such Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (x) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office; (y) that are attributable to such Lender’s failure to comply with the requirements of Section 2.17(e), Section 2.17(f) or (z) that are U.S. withholding taxes imposed under FATCA.

“Executive Order”: as defined in Section 4.20.

“Existing Credit Agreement”:  as defined in the recitals hereto.

“Existing Term Loans”:  as defined in the recitals hereto.

“Facility”:  each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”), (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (c) the Incremental Facilities.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Financial Covenants”: the covenants set forth in Sections 6.1(a) and (b).

“Foreign Plan”:  each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member or any Commonly Controlled Entity.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”:  as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness (other than Indebtedness hereunder) whether or not required to be paid within one year from the date of its creation.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to Parent and the Borrower and its Subsidiaries (other than Immaterial Subsidiaries).

“Guarantee and Collateral Agreement”:  the Amended and Restated Guarantee and Collateral Agreement to be executed and delivered by Parent, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided,  however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee

Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  the collective reference to Parent and the Subsidiary Guarantors.

“Headquarters Lease”:  certain lease entered into by Borrower as of April 16, 2010, with respect to 5073, 5075 and 5085 S Syracuse Street, Denver, Colorado 80237 (the “Headquarters Building”).

 “Immaterial Subsidiary”:  any Subsidiary of the Borrower designated by the Borrower as such by notice to the Administrative Agent that, together with the Subsidiaries of such Subsidiary, and all other so-designated Subsidiaries and their respective Subsidiaries, did not, as of such last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant hereto, have assets with an aggregate book value in excess of 5% of the total assets of the Borrower and its Subsidiaries on a consolidated basis or, for such period, have aggregate revenues in excess of 5% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis.  Notwithstanding the foregoing, the Subsidiaries of the Borrower set forth on Schedule 1.1B attached hereto shall be deemed Immaterial Subsidiaries.

“Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agents an Increased Facility Activation Notice pursuant to Section 2.22(a).

“Increased Facility Activation Notice”: a notice substantially in the form of the applicable Exhibit D.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Equivalent Debt”: Indebtedness in the form of senior secured, junior secured or unsecured notes or in the form of junior secured or unsecured term loans, in each case, incurred or implemented in lieu of loans under an Incremental Facility; provided that (i) the aggregate outstanding principal amount of all Incremental Equivalent Debt, together with the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Facilities provided pursuant to Section 2.22, shall not exceed the Incremental Limit, (ii) any Incremental Equivalent Debt shall having a final maturity date no earlier than the date that is 91 days after the Latest Maturity Date, (iii) the weighted average life to maturity of any such Incremental Equivalent Debt shall be no shorter than the weighted average life to maturity of the Term Facility, (iv) any Incremental Equivalent Debt shall be subject to clauses (A), (B) and (C) (in each case, except as otherwise agreed by the Persons providing such Incremental Equivalent Debt to the extent the proceeds are used to finance a Permitted Acquisition) of the first proviso to Section 2.22(a), (v) any Incremental Equivalent Debt that is secured shall be secured only by the Collateral and on a pari passu or junior basis with the Collateral securing the Obligations, (vi) any Incremental Equivalent Debt that ranks pari passu in right of security or that is subordinated in right of payment or security shall be subject to an intercreditor agreement that is reasonably satisfactory to the Administrative Agent, (vii) no Incremental Equivalent Debt may be guaranteed by any Person that is not a Loan Party, (viii) the terms of any Incremental Equivalent Debt shall not, taken as a whole (as reasonably determined by the Borrower), be more favorable to the lenders providing such notes than those applicable to the Term Facility (other than any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date) and (ix) no Incremental Equivalent Debt may require mandatory prepayments to be made except to the extent required to be applied first pro rata to the Facilities and any pari passu secured notes.

“Incremental Facilities”: as defined in Section 2.22(a).

“Incremental Limit”: as defined in Section 2.22(a).

“Incremental Revolving Facility”: as defined in Section 2.22(a).

“Incremental Term Facility”: as defined in Section 2.22(a).

“Incremental Term Loan”: any Term Loan made pursuant to Section 2.22(a).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person in respect of mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, obligations of such Person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  Notwithstanding anything to the contrary contained herein, Indebtedness shall not include (i) any amounts relating to employee consulting arrangements, accrued expenses, deferred rent, deferred taxes, obligations under employment agreements and deferred compensation or (ii) post-closing purchase price adjustments or (except to the extent they are required under GAAP to be reflected on a balance sheet of such Person) earn-outs.  In no event shall an operating lease be deemed to be Indebtedness.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any ABR Loan, the last Business Day of each March, June, September and December  to occur while such Loan is outstanding, commencing on December 30, 2016, and ending on the final maturity date of such Loan; (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period; (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period; and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)         if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)        the Borrower may not select an Interest Period under the Revolving Facility that would extend beyond the Revolving Termination Date or an Interest Period under the Term Facility that would extend beyond the date final payment is due on the Term Loans; and

(iii)       any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”:  as defined in Section 7.7.

“Issuing Lender”: JPMorgan Chase Bank, N.A., and any other Revolving Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective Affiliates, in each case in its capacity as issuer of any Letter of Credit.  Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Latest Maturity Date”: as of any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, Term Commitment, Revolving Loan or Revolving Commitment.

“L/C Commitment”: $3,000,000.

“L/C Exposure”: at any time, the total L/C Obligations.  The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”:  the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lender Addenda”: as defined in the recitals hereto.

“Lender Addendum (Additional Term Lender)”: as defined in the recitals hereto.

“Lender Addendum (Cashless Roll)”: as defined in the recitals hereto.

“Lender Addendum (Consenting Lender)”: as defined in the recitals hereto.

“Lenders”:  as defined in the preamble hereto.

“Lender Presentation”:  the lender presentation dated November 30, 2016 and furnished to certain Lenders.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”:  any mortgage, pledge, hypothecation, assignment for security, deposit arrangement for security, encumbrance, lien (statutory or other), charge or other security interest (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).  In no event shall an operating lease be deemed to be a Lien.

“Limited Condition Acquisition”: any acquisition or similar Investment that is not conditioned on the availability of, or on obtaining, third party financing.

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Notes, any intercreditor agreement with respect to any Incremental Equivalent Debt, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the material Loan Documents or the material rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”:  Moody’s Investors Service, Inc. (or any successor thereto).

“Mortgages”:  each of the mortgages and deeds of trust made by any Loan Party pursuant to Section 6.9(b) in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in a form reasonably acceptable to the Administrative Agent.

“Multiemployer Plan”:  an employee benefit plan that is covered by Title IV of ERISA, in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA and that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable, purchase price adjustment receivable, release of escrows and reserves or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), related escrows, reserves established to fund related contingent liabilities reasonably estimated to be payable and other customary fees, costs and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, sales commissions, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender”: as defined in Section 2.22(b).

“New Lender Supplement”: as defined in Section 2.22(b).

 “Non-Excluded Taxes”:  as defined in Section 2.17(a).

“Non-U.S. Lender”:  as defined in Section 2.17(e)(i).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“NYFRB”: The Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. New York City time on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided,  further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, reasonable fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto and subject to the limitations set forth in Section 10.5) or otherwise.

“OFAC”: the Office of Foreign Assets Control of the U.S. Department of Treasury.

“OID”: original issue discount.

“Other Connection Taxes”:  with respect to any Credit Party, taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Base Rate borrowings by U.S. managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent”:  as defined in the preamble hereto.

“Participant”:  as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Certificate”:  a certificate in the form of Exhibit H or any other form reasonably acceptable to the Administrative Agent, as the same shall be supplemented from time to time by a Compliance Certificate or otherwise.

“Permitted Acquisition”:  any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrower or any Subsidiary Guarantor of all or substantially all the assets, or all the Capital Stock, of a Person or a division, line of business or other business unit of a Person located in the United States or Canada so long as (a) such assets are to be used in, or such Person so acquired is engaged in, as the case may be, a business of the type permitted under Section 7.15, and (b)(i) no Event of Default has occurred and is continuing or would result therefrom, (ii) in the case of an acquisition of Capital Stock, the Person acquired shall become immediately after given effect thereto a Subsidiary Guarantor or be merged into the Borrower or a Subsidiary Guarantor (unless such acquired Person is an Immaterial Subsidiary or an Excluded Foreign Subsidiary), and in the case of all acquisitions, all actions required to be taken under Section 6.9 shall have been taken, (iii) the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis (which may include such adjustments as are permitted under Regulation S-X of the SEC and such other adjustments reflecting cost savings certified by a Responsible Officer which are related to actions implemented or to be implemented within one year of the applicable event) after giving effect to such acquisition, with the Financial Covenants (whether or not the Financial Covenants are then in effect), as if such acquisition (and any related incurrence or repayment of Indebtedness) had occurred on the first day of the relevant period, (iv) any Indebtedness that is incurred, acquired or assumed in connection with such acquisition shall be in compliance with Section 7.2(h) and (v) in the case of an acquisition involving Acquisition Consideration of more than $5,000,000, the Borrower shall have delivered to the Administrative Agent an officers’ certificate to the effect set forth in clauses (a), (b)(i) and (b)(iii) above, together with pro forma financial statements of Borrower and its Subsidiaries (as of the last day of the most recently ended fiscal quarter prior to the date of consummation of such acquisition for which financial statements are required to be delivered pursuant to this Agreement) after giving effect to the consummation of such acquisition.

“Permitted Investors”: David Liniger and his Permitted Transferees.

“Permitted Parent Subsidiary”: any direct Subsidiary of Parent that is designated as such in writing to the Administrative Agent.

“Permitted Tax Distribution”:  as defined in Section 7.6(e).

“Permitted Transferees”:  (a) any executor, administrator, guardian, conservator or similar legal representative of David Liniger, (b) any member of the immediate family of David Liniger, (c) any trust or similar entity formed by any Person described in clause (b) above, and (d) any Person acting as agent for any Person described in clauses (a) through (c) above.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Subsidiary is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Stock”:  has the meaning ascribed to such term in the Guarantee and Collateral Agreement.

“Prime Rate”:  the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Prohibited Transaction”:  as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Properties”:  as defined in Section 4.16(a).

“PubCo”:  any Person that controls Parent.  For purposes of this definition, “control” of Parent means the power, directly or indirectly, to direct or cause the direction of the management and policies of Parent whether by contract or otherwise, including by acting as the managing member of Parent.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim (other than business interruption insurance) or any condemnation proceeding relating to any asset of any Loan Party.

“Register”:  as defined in Section 10.6(b)(iv).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.9(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire, construct, improve or repair assets useful in its business or for a Permitted Acquisition.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, construct, improve or repair assets useful in the Borrower’s business or for a Permitted Acquisition.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the first anniversary of such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire, construct, improve or repair assets useful in the Borrower’s business or for a Permitted Acquisition with all or any portion of the relevant Reinvestment Deferred Amount.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043, with respect to a Plan.

“Repricing Transaction”: (a) any prepayment of the Term Loans using proceeds of Indebtedness (other than Indebtedness incurred at the time a Change of Control occurs) incurred by the Borrower from a substantially concurrent incurrence of syndicated term loans for which the equivalent eurodollar-based interest rate payable thereon on the date of such prepayment is lower than the Eurodollar Rate on the date of such prepayment plus the Applicable Margin with respect to the Term Loans on the date of such prepayment, provided that the primary purpose of such prepayment is to refinance the Term Loans at a lower interest rate or (b) any repricing of the Term Loans pursuant an amendment hereto resulting in the Applicable Margin on the Term Loans which are Eurodollar Loans being reduced.

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Required Revolving Lenders”: the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Loans then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By‑Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president or chief financial officer of the Borrower, or any other officer having substantially the same authority and responsibility, and, with respect to financial matters, the chief financial officer, the principal accounting officer, treasurer or controller of the Borrower or any other officer having substantially the same authority and responsibility.

“Restricted Payments”:  as defined in Section 7.6.

“Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time as set forth below or otherwise pursuant to the terms hereof.  The original amount of the Total Revolving Commitments is $10,000,000. For the avoidance of doubt, the parties hereto acknowledge that this Agreement supersedes the Second Amendment to this Agreement, dated as of November 22, 2016, and accordingly such amendment is null and void.

“Revolving Commitment Period”:  the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Facility”:  as defined in the definition of “Facility”.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”:  as defined in Section 2.4(a).

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding; provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.  Notwithstanding the foregoing, when a Defaulting Lender shall exist (i) in the case of Section 2.21, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment and (ii) in the case of the defined term “Revolving Extensions of Credit” (other than as used in Section 2.21(c)), Revolving Percentages shall be adjusted to give effect to any reallocation effected pursuant to Section 2.21(c) .

“Revolving Termination Date”: December 15, 2021.

“S&P”: Standard & Poor’s Rating Services (or any successor thereto).

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, the United States Department of State, by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

 “SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”: any employee benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and is maintained or contributed to by the Borrower or any Commonly Controlled Entity.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person (on a going concern basis) will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors; (b) the present fair saleable value of the assets of such Person (on a going concern basis) will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured; (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business; and (d) such Person will be able to pay its debts as they mature.

“Specified Acquisition”: the acquisition of certain assets of RE/MAX of Kentucky/Tennessee, Inc., RE/MAX of Georgia, Inc. and RE/MAX of Southern Ohio, Inc., together with assets associated therewith of RE/MAX of Kentucky/Tennessee Advertising, Inc., AD/MAX, Inc., and RE/MAX of Southern Ohio Advertising, Inc.

“Specified Cash Management Agreement”:  any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Guarantor and any Lender or Affiliate thereof, which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the Borrower or such Guarantor, as a “Specified Cash Management Agreement”.

“Specified Equity Contribution”: as defined in Section 7.1(c).

“Specified Swap Agreement”:  any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by the Borrower or any Guarantor and any Person that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into.

“Subordinated Indebtedness”:  Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of the Borrower and such Guarantor, as applicable.

“subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.  RE/MAX Brokerage, LLC and its Subsidiaries, and any Unrestricted Subsidiary, shall be excluded from the term “Subsidiary” or “Subsidiaries” in this Agreement.

“Subsidiary Guarantor”:  each Wholly Owned Subsidiary of the Borrower other than any Excluded Foreign Subsidiary, CFC Foreign Subsidiary, Unrestricted Subsidiary and Immaterial Subsidiary.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Termination Value”:  in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Term Commitment”: as defined in Section 2.1(b).

“Term Facility”:  as defined in the definition of “Facility”.

“Term Lender”:  each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loans”:  as defined in Section 2.1.

“Term Loan Maturity Date”:  December 15, 2023.

“Term Loan Standstill Period”:  as defined in Section 8(c).

“Term Percentage”:  as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total Leverage Ratio”:  as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Indebtedness (net of the sum of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries of up to $50,000,000 in the aggregate) on such day (excluding cash proceeds from a Specified Equity Contribution) to (b) Consolidated EBITDA for such period.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders at such time.

“Transactions”:  the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the other transactions contemplated by the Loan Documents.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“Unrestricted Subsidiary”: any subsidiary of the Borrower that is designated by the Borrower as such after the Closing Date pursuant to Section 7.20.

“USA PATRIOT Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2         Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)        As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP  (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein) and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof); (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings); (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights; and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)        In the event the Headquarters Lease is required to be treated as a Capital Lease Obligation in any consolidated financial statements of the Borrower and its Subsidiaries, BMFB Partners, LLC is required to be included in such consolidated financial statements or such obligation otherwise is deemed to be Indebtedness of the Borrower, the Financial Covenants and the definitions used directly or indirectly therein (including the term “Indebtedness”) shall be adjusted (including in the case of any such definition for all purposes hereof) as necessary to reflect the Headquarters Lease as an operating lease and to exclude BMFB Partners, LLC from such consolidated financial statements, notwithstanding any requirement of GAAP to the contrary; in such event, for the avoidance of doubt, the lease obligations under the Headquarters Lease would be treated as rental expense (and not in whole or in part as interest expense or other amounts) and there would be no Indebtedness on the part of the Borrower arising out of the sale of the Headquarters Building or any transactions relating thereto.  In such event, the Borrower, in furnishing its consolidated financial statements under Section 6.1, would include consolidating statements or other reconciliation statements or adjustments consistent with the agreements in this paragraph.

(d)        The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e)        The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 2.  AMOUNT AND TERMS OF COMMITMENTS

2.1         Term Commitments.  (a)  Subject to the terms and conditions hereof, (a) each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date as follows. Each Continuing Term Lender agrees to continue its Existing Term Loans as a Term Loan on the Closing Date in a principal amount equal to such Continuing Term Lender’s Term Commitment and (ii) each Additional Term Lender agrees to make an Additional Term Loan on such date to the Borrower in a principal amount equal to such Additional Term Lender’s Term Commitment.  For purposes hereof, a Person shall become a party to this Agreement and a Term Lender as of the Closing Date by executing and delivering to the Administrative Agent, on or prior to the Closing Date, a Lender Addendum (Additional Term Lender) in its capacity as a Term Lender.

(b)        Each Additional Term Lender will make its Term Loan on the Closing Date by making available to the Administrative Agent, in the manner contemplated by Section 2.2, an amount equal to its Term Commitment.  The “Term Commitment” (i) of any Continuing Term Lender will be the amount of its Existing Term Loans as set forth in the Register as of the Closing Date (prior to giving effect thereto) (or such lesser amount as notified to such Lender by the Administrative Agent prior to the Closing Date), which shall be continued as an equal amount of Term Loans, and (ii) of any Additional Term Lender will be such amount allocated to such Additional Term Lender by the Administrative Agent and notified to such Additional Term Lender on or prior to the Closing Date.  The Term Commitment of each Term Lender is set forth on Schedule 1.1A, and the original aggregate amount of the Term Commitments is $235,000,000.

(c)        The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.  The Continuing Term Lenders hereby waive the benefits of Section 2.18 with respect thereto. The Lenders having Existing Term Loans that are prepaid in connection with the making of the Term Loans shall be entitled to the benefits of Section 2.18 with respect thereto. The commitments of the Additional Term Lenders and the continuation undertakings of the Continuing Term Lenders are several, and no such Lender will be responsible for any other such Lender’s failure to make or acquire by continuation its Term Loan.

2.2         Procedure for Term Loan Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of Exhibit L (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the anticipated Closing Date, in the case of Eurodollar Loans, or (b) on the anticipated Closing Date, in the case of ABR Loans) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed.  Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof.  Not later than 12:00 noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender.  The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds or wire such funds as directed by the Borrower.

2.3         Repayment of Term Loans.  The Term Loan of each Term Lender shall be payable in consecutive quarterly installments on each March 31, June 30, September 30 and December 31 of each year, and on the Term Loan Maturity Date, in an aggregate principal amount equal to (i) in the case of each such installment due prior to the Term Loan Maturity Date, 0.25% of the aggregate principal amount of the Term Loan made by such Lender and (ii) in the case of the installment due on the Term Loan Maturity Date, the entire remaining balance of the Term Loan made by such Lender.

2.4         Revolving Commitments.    (a)  Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to the sum of such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment.  During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.10.

(b)        The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5         Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of Exhibit L (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the

Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6         Commitment Fees, etc.    (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b)        The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Engagement Letter and to perform any other obligations contained therein.

2.7         Termination or Reduction of Revolving Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.8         Optional Prepayments.  (a)  The Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that such notice may be conditioned on receiving the proceeds of any transaction), together with (except in the case of any prepayment of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Optional prepayments of the Term Loans shall be applied to the remaining installments thereof as directed by the Borrower.

(b)        Notwithstanding anything to the contrary in Sections 2.8(a) or 2.9(a), (i) any prepayment of the Term Loans effected on or prior to the date that is six months after the Closing Date with the proceeds of a Repricing Transaction described in clause (a) of the definition thereof shall be accompanied by a fee equal to 1.00% of the principal amount of the Term Loans prepaid (unless such fee is waived by the applicable Lender) and (ii) if in connection with a Repricing Transaction described in clause (b) of the definition thereof on or prior to the date that is six months after the Closing Date, any Lender is replaced as a result of its being a non-consenting Lender in respect of such Repricing

Transaction pursuant to Section 2.21(c), such Lender shall be entitled to the fee provided under this Section 2.8(b) as to its Term Loans so assigned (unless such fee is waived by the applicable Lender).

(c)        Each prepayment of Loans pursuant to this Section 2.8 shall be applied ratably to the Loans specified by the Borrower, provided that at the Borrower’s election, such prepayment shall not be applied to any Loan of a Defaulting Lender.

2.9         Mandatory Prepayments and Commitment Reductions.    (a)  If any Indebtedness shall be issued or incurred by any Loan Party (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.9(d).

(b)        If on any date any Loan Party shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, 100% of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.9(d);  provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.9(d).

(c)        If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2016, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the excess of (i) the ECF Percentage of such Excess Cash Flow over (ii) the sum of (x) the amount of optional prepayments of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.9(d) during such fiscal year and (y) the aggregate amount of cash consideration actually paid by the Borrower to effect any assignment to it of Term Loans pursuant to a Dutch Auction in accordance with Section 10.6(f) during such fiscal year; provided that no such prepayment or reduction shall be required if the amount of such excess is less than or equal to $1,000,000.  Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d)        Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 2.9 shall be applied, first, to the prepayment of the Term Loans and, second, to reduce permanently the Revolving Commitments.  Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced; provided that if the aggregate principal amount of Revolving Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions reasonably satisfactory to the Administrative Agent.  The application of any prepayment pursuant to Section 2.9 shall be made, first, to ABR Loans and, second, to Eurodollar Loans.  Each prepayment of the Loans under Section 2.9 (except in the case of Revolving Loans that are ABR Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.  Mandatory prepayments of the Term Loans pursuant to this Section 2.9 shall be applied to the remaining installments thereof on a pro rata basis.

2.10       Conversion and Continuation Options.    (a)  The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election, substantially in the form of Exhibit M, no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto or, subject to payment of any amounts owing pursuant to Section 2.18, at any other time.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election, substantially in the form of Exhibit M, no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)        Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice, substantially in the form of Exhibit M, to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided,  further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.11       Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than 10 Eurodollar Tranches shall be outstanding at any one time.

2.12       Interest Rates and Payment Dates.    (a)    Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)        Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)        (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.12 plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i)

and (ii) above, from the date of such non‑payment until such amount is paid in full (as well after as before judgment).

(d)        Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.12 shall be payable from time to time on demand.

2.13       Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)        Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

2.14       Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)        the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower in the absence of manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for such Interest Period, or

(b)        the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Base Rate, or the Eurodollar Rate, as applicable, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.15       Pro Rata Treatment and Payments.  (a)  Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)        Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders.  Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)        Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)        All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)        Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against such Lender.

(f)        Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g)        If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5, 2.15(e), 2.15(f), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.16       Requirements of Law.    (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender or the Issuing Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)        shall subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes and Other Taxes covered by Section 2.17, clauses (x) through (z) of the definition of Excluded Taxes, and Connection Income Taxes);

(ii)        shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)        shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or such Issuing Lender, by an amount that such Lender or Issuing Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or, in the case of (i), any Loans, or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender or Issuing Lender for such increased cost or reduced amount receivable.  If any Lender or the Issuing Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled and deliver a certificate contemplated by Section 2.16(d) with respect thereto.

(b)        If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)        Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervisions (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

(d)        A certificate as to any additional amounts payable pursuant to this Section 2.16 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section 2.16, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17       Taxes.    (a)  All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such tax is other than an Excluded Tax (a “Non-Excluded Tax”), then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17), the amounts received with respect to this agreement equal the sum which would have been received had no such deduction or withholding been made.

(b)        In addition, the applicable Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for such Other Taxes.

(c)        Whenever any Non-Excluded Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter the applicable Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an official receipt received by such Loan Party (or if an official receipt is not available, such other documentation as shall be reasonably satisfactory to the Administrative Agent) showing payment thereof.  The Loan Party shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for (i) the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or attributable to amounts payable under this Section 2.17) paid by the Administrative Agent or such Lender and any penalties, interests and reasonable expenses arising therefrom or with respect thereto, and (ii) any incremental taxes, interest, penalties or reasonable expenses that may become payable by the Administrative Agent or any Lender as a result of any failure of the Borrower to properly remit to the Administrative Agent the required receipts or other required documentary evidence, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)        Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)        (i)  Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non‑U.S. Lender”), on or before the date such Lender (or Transferee) becomes a party to this Agreement, shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (A) two original copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W-8ECI, as appropriate or any subsequent versions thereof or successors thereto, true, correct and complete in all material respects and duly executed by such Non‑U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents, (B) in the case of a Non‑U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of applicable Exhibit J and an applicable Form W-8, or any subsequent versions thereof or successors thereto, true, correct and complete in all material respects and duly executed by such Non-U.S. Lender, or (C) two copies of Form W-8IMY (together with the forms described above in clauses (A) or (B), as required).

(ii)  Each Lender (or Transferee) that is a “U.S. Person” as defined in Section 7701(a)(30) of the Code, on or before the date such Lender (or Transferee) becomes a party to this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent), two original copies of U.S. Internal Revenue Service Form W-9, or any subsequent versions or successors thereto, true, correct and complete in all material respects and duly executed by such Lender, establishing that the Lender is not subject to U.S. backup withholding tax.

(iii)  The forms described in (i) and (ii) above shall be delivered by the applicable Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Lender shall deliver such forms from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, and promptly upon the obsolescence or invalidity of any form previously delivered by such Lender.  Each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to such Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(iv)  If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iv), "FATCA" shall include any amendments made to FATCA after the date of this Agreement

(f)        A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that no Lender is required to deliver such documentation unless such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.

(g)        If any Lender or the Administrative Agent receives a refund, in the sole discretion of such Lender or Administrative Agent (exercised in good faith), is allocable to any amount paid by a Loan Party pursuant to this Section 2.17, it shall promptly notify the applicable Loan Party of such refund and shall, within 15 days after receipt, repay such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party) to such Loan Party net of all out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided,  however, that such Loan Party, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to such Loan Party to such Lender or the Administrative Agent (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), within 15 days after receipt of written request by such Lender of the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

(h)        For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of the date hereof, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) any Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(i)        The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(j)        For purposes of this Section 2.17, the term “Lender” includes the Issuing Lender.

2.18       Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement; (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans or the conversion of Eurodollar Loans to ABR Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section 2.18 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19       Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to a request by such Lender for the payment of any additional amounts pursuant to Sections 2.16, 2.17(a), 2.17(c) or 2.18 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided,  further, that nothing in this Section 2.19 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a).

2.20       Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.16, 2.17(a) or 2.17(c); (b) is a Defaulting Lender; or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 so as to fully eliminate the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17(a), (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution shall be approved by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed and provided that, with respect to a replacement financial institution under the Term Facility, no consent of the Administrative Agent shall be needed if such replacement financial institution is a Lender, an Affiliate of a Lender or an Approved Fund), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

In the event that a Lender to be replaced hereunder does not execute an assignment pursuant to Section 10.6 within five (5) Business Days after receipt by such Lender of notice of replacement pursuant to this Section 2.20 and presentation to such Lender of an assignment evidencing an assignment pursuant to this Section 2.20, the Borrower shall be entitled (but not obligated) to execute such an assignment on behalf of such Lender, and any such assignment so executed by the Borrower, the replacement Lender and the Administrative Agent, shall be effective for purposes of this Section 2.20 and Section 10.6.  Notwithstanding the foregoing, with respect to a Lender that is a Defaulting Lender, the Borrower or the Administrative Agent may obtain a replacement Lender and execute an assignment on behalf of such Defaulting Lender at any time and without prior notice to such Defaulting Lender and cause all of its interest, rights, and obligations hereunder including all of its Loans and Commitments and other amounts at any time owing to it hereunder and the other Loan Documents to be sold and assigned at par.  Upon any such assignment and payment and compliance with the other provisions of Section 10.6, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to the benefits of Sections 2.16, 2.17, 2.18 and 10.5 hereunder (to the extent not accounted for in the first paragraph of this Section 2.20) shall survive as to such replaced Lender.

2.21       Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)        fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender or be payable for the benefit of such Defaulting Lender pursuant to Section 2.6(a);

(b)        the unpaid principal amount of the Term Loans and the Revolving Commitments (or if the Revolving Commitments have been terminated, the Revolving Extensions of Credit) of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender shall require the consent of such Defaulting Lender;

(c)        if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)        all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii)        if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the

Administrative Agent cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 9 for so long as such L/C Exposure is outstanding;

(iii)        if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv)       if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v)        if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized;

(d)        so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein); and

(e)        any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, to the reimbursement of the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.22       Incremental Facilities.

(a)        The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall (i) add one or more new tranches of term facilities and/or increase the principal amount of the Term Loans (each such new tranche or increase, an “Incremental Term Facility”) or (ii) increase the aggregate amount of Revolving Commitments (any such increase, an “Incremental Revolving Facility”; together with any Incremental Term Facilities, the “Incremental Facilities”), as applicable, by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase (or loans that will comprise any such new tranche) and the Facility or Facilities involved, (ii) the applicable Increased Facility Closing Date (which may be selected by the Borrower after the Closing Date) and (iii) in the case of Incremental Term Loans, (x) the applicable Incremental Term Facility maturity date, (y) the amortization schedule for such Incremental Term Facility and (z) the Applicable Margin for such Incremental Term Facility;  provided, that (A) no Default or Event of Default exists or shall exist immediately before or after giving effect to such Incremental Facility; (B) on a pro forma basis after giving effect to such Incremental Facility as though fully borrowed and any other transactions in connection therewith, the Borrower shall be in compliance with the Financial Covenants (whether or not the Financial Covenants are then in effect), recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available; (C) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects immediately prior to, and after giving effect to, such Incremental Facility, except for representations and warranties made as of a specific earlier date that shall be true and correct in all material respects as of such earlier date, (D) the maturity date and weighted average life to maturity of any such Incremental Term Facility shall be no earlier than or shorter than the maturity date and weighted average life to maturity, respectively, of the Term Facility; (E) the interest rates and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the Lenders thereunder; provided that the total yield (calculated for both the Incremental Term Loans and the Term Loans, including the upfront fees, any interest rate floors and any OID, but excluding any arrangement, underwriting or similar fee paid by the Borrower) in respect of any Incremental Term Loans will not be more than 0.50% higher than the corresponding total yield for the existing Term Loans (it being understood that any such increase may take the form of OID with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity), unless the interest rate margins with respect to the existing Term Loans are increased by an amount equal to the difference between the total yield with respect to the Incremental Term Loans and the corresponding total yield on the existing Term Facility minus 0.50% and (F) the Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility (including the maturity date in respect thereof) and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the Lenders thereunder, provided that, to the extent such terms and documentation are not consistent with, in the case of the Incremental Term Loans, the Term Facility (except to the extent permitted by clause (D) or (E) above), they shall be reasonably satisfactory to the Administrative Agent; provided that, the Lenders (including New Lenders) committing to provide Incremental Term Loans, the proceeds of which are to be used to finance a Permitted Acquisition, may agree (i) that the satisfaction of the conditions set forth in the foregoing clauses (A), (B) and (C) may be tested as of the date that the definitive documentation for such Permitted Acquisition is executed, (ii) that, with respect to a Limited Condition Acquisition, the reference in clause (A) to a Default or Event of Default shall instead refer to an Event of Default under Section 8(a) or (f) and (iii) with respect to a Limited Condition Acquisition, to waive without the consent of any other Credit Party the condition set forth in clause (C).    Notwithstanding the foregoing, (i) without the consent of the Required Lenders, the aggregate amount of incremental Revolving Commitments and borrowings of Incremental Term Loans shall not exceed (x) $100,000,000 plus (y) an additional amount so long as the Total Leverage Ratio (as determined on a pro forma basis giving effect to such Incremental Facility as though fully borrowed and any other transactions in connection therewith) is not in excess of 4.00:1.00 (the sum of clauses (x) and (y), the “Incremental Limit”) and (ii) without the consent of the Administrative Agent, (x) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $10,000,000 and (y) no more than six Increased Facility Closing Dates may be selected by the Borrower after the Closing Date.  No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b)        Any additional bank, financial institution or other entity which, with the consent of the Borrower and, other than with respect to a Lender, an Affiliate of a Lender, or an Approved Fund, the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.22(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit C, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c)        Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date with respect to the Revolving Facility, the Borrower shall borrow Revolving Loans under the relevant increased Revolving Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) which would then have been outstanding from such Lender if (i) each such Type or Eurodollar Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Eurodollar Tranche requested to be so borrowed or effected had been proportionately increased.  The Eurodollar Base Rate applicable to any Eurodollar Loan borrowed pursuant to the preceding sentence shall equal the Eurodollar Base Rate then applicable to the Eurodollar Loans of the other Lenders in the same Eurodollar Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Borrower and the relevant Lender).

(d)        The proceeds of the Incremental Facilities shall be used for purposes permitted by Section 6.10.

(e)        Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby.  Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

Section 3.  LETTERS OF CREDIT

3.1         L/C Commitment.  (a)  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)        The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2         Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3         Fees and Other Charges.  (a)  The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)        In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4         L/C Participations.  (a)  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned).  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other

Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)        If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error.

(c)        Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided,  however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5         Reimbursement Obligation of the Borrower.  If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.12(b) and (y) thereafter, Section 2.12(c).

3.6         Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (b) any draft or other document presented under a Letter of Credit proving to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, (c) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, (d) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (e) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.6, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. The Issuing Lender shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or message or advice, however transmitted, in connection with any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7         Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8         Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

Section 4.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Parent and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1         Financial Condition.  The audited consolidated balance sheets of the Borrower as at December 31, 2013, December 31, 2014 and December 31, 2015, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2         No Change.  Since December 31, 2015, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3         Existence; Compliance with Law.  Each Loan Party (a) is duly organized, validly existing and in good standing (or, in the case of any Foreign Subsidiary, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization, (b) has the requisite power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4         Power; Authorization; Enforceable Obligations.  Each Loan Party has the requisite limited liability company or other corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the Loans on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Loans hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) consents, authorizations, filings and notices contemplated by the Security Documents, (iii) consents, authorizations, filings and notices which customarily are required in connection with the exercise of remedies in respect of the Collateral, (iv) those consents, authorizations, filings and notices the failure of which to obtain, take, give or make could not be reasonably expected to have a Material Adverse Effect and (v) the filings referred to in Section 4.18.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5         No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party (except for violations that could not be reasonably expected to result in a Material Adverse Effect) and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6         Litigation.  Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Parent or the Borrower, threatened in writing against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, or (b) that is reasonably likely to be adversely determined and if adversely determined would reasonably be expected to have a Material Adverse Effect.

4.7         No Default.  No Default or Event of Default has occurred and is continuing.

4.8         Ownership of Property; Liens.  Each Loan Party has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in or other right to use, all its other property necessary for the conduct of its business as currently conducted, except for defects in the foregoing that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, except where the failure to have such title or interest could not have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9         Intellectual Property.  Each Loan Party owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted.  No material claim has been asserted and is pending by any Person challenging any Intellectual Property owned by any Loan Party, nor does Parent or the Borrower know of any valid basis for any such claim except for such claims that in the aggregate could not reasonably be expected to have a Material Adverse Effect.  The conduct of the business by each Loan Party does not infringe the rights of any Person in any material respect, and each Loan Party’s Intellectual Property is not being infringed by any Person, except, in each case, for such claims that in the aggregate could not reasonably be expected to have a Material Adverse Effect.

4.10       Taxes.  Each Group Member has filed or caused to be filed all federal, state and other material tax returns (with material referring to the Group Members taken as a whole) that are required to be filed (subject to any applicable extensions) and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member) except where failure to do so would not have a Material Adverse Effect; to the knowledge of Parent and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge except any such taxes, fees or charges, the payment of which, or the failure to pay, could not have a Material Adverse Effect.

4.11       Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  If reasonably requested by any Lender or the Administrative Agent and appropriate under the circumstances, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U‑1, as applicable, referred to in Regulation U.

4.12       Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Parent or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor

Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13       ERISA.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) no Reportable Event nor any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Single Employer Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA, has occurred during the five‑year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan; (b) each Plan maintained by any Group Member has complied in all respects with the applicable provisions of ERISA and the Code; (c) no termination of a Single Employer Plan has occurred with respect to which the liability remains unsatisfied, and no Lien in favor of the PBGC has arisen, during such five-year period; (d) the present value of all accrued benefits under each Single Employer Plan did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits (determined in both cases using the assumptions promulgated under Section 430 of the Code and the Treasury Regulations promulgated thereunder) and there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e)  neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in any liability under Section 4201 of ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; (f) neither the Borrower nor any Commonly Controlled Entity has received any notice of a determination that a Multiemployer Plan is Insolvent or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); and (g) with respect to each Foreign Plan, there has been no failure (i) to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (ii) to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (iii) of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

4.14       Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.15       Subsidiaries.  Schedule 4.15 sets forth, as of the Closing Date, the name and jurisdiction of incorporation of each subsidiary and, as to each such subsidiary of the Borrower, (i) the percentage of each class of Capital Stock owned by any Loan Party and (ii) whether such subsidiary is an Immaterial Subsidiary, Excluded Foreign Subsidiary or an Unrestricted Subsidiary.

4.16       Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)        to the knowledge of the applicable Loan Parties, the facilities and properties owned, leased or operated by any Loan Party (the “Properties”) do not contain, and to the knowledge of Parent and the Borrower, have not previously contained, any conditions of contamination by any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b)        no Loan Party has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Loan Party (the “Business”), nor does Parent or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened in writing;

(c)        Materials of Environmental Concern have not been transported or Disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or Disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d)        no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Parent and the Borrower, threatened in writing, under any Environmental Law to which any Loan Party is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)        to the knowledge of the applicable Loan Parties, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

(f)        the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and to the knowledge of the applicable Loan Parties, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)        no Loan Party has assumed any material liability of any other Person under Environmental Laws.

This Section 4.16 contains the sole and exclusive representations and warranties with respect to any environmental, health or safety matters, including without limitation any arising under Environmental Laws or relating to Materials of Environmental Concern.

4.17       Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document, the Lender Presentation or any other document, certificate or statement furnished in writing by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, when taken as a whole, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein taken as a whole not materially misleading in light of the circumstances under which they were made; provided, that the forecasts, the projections and pro forma financial information contained in the materials referenced above and any document, certificate or statement based upon such forecasts, projections and information are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that (a) such financial information as it relates to future events is not to be viewed as fact, (b) such forecast and projections are subject to uncertainties and contingencies, (c) no assurance can be given that any forecast or projection will be realized and (d) actual results during the period or periods covered by such financial information may differ from the projected results set forth therein and such differences may be material.

4.18       Security Documents.  (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of Pledged Stock, when stock certificates (if any) representing any such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.18(a) (except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date) in appropriate form are filed in the offices specified on Schedule 4.18(a) (except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof (to the extent such Lien and security interest can be perfected by such filings), as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock in certificated form, Liens permitted by Section 7.3).

(b)        As of the Closing Date, there is no parcel of owned real property located in the United States and held by the Group Member that has a value, in the reasonable opinion of the Borrower, in excess of $5,000,000.

4.19       Solvency.  As of the Closing Date, the Borrower and its Subsidiaries taken as a whole, immediately after giving effect to the incurrence and repayment of all Indebtedness and obligations being incurred and repaid in connection herewith, are Solvent.

4.20       Anti-Terrorism Laws.  (a)  None of the Loan Parties or any of their respective officers or directors or, to the knowledge of any of the Loan Parties, any of their respective Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the USA PATRIOT Act, Public Law 107 56.

(b)        The Loan Parties, their respective officers and directors  and, to the knowledge of any Loan Party, their respective brokers or other agents acting in any capacity in connection with the Loans have conducted their business in compliance in all material respects with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws;

(c)        No Loan Party, any of their respective officers or directors or, to the knowledge of any of the Loan Parties, any of their respective Affiliates, brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)        a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(ii)        a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(iii)        a Sanctioned Person;

(d)        No Loan Party, any of their respective officers or directors or, to the knowledge of any Loan Party, any of its Affiliates, brokers or other agents acting in any capacity in connection with the Loans (i) has directly or indirectly engaged in, or is now directly or indirectly engaged in, any dealings or transactions (x) with any Sanctioned Person, (y) in any Sanctioned Country, or (z) otherwise in violation of Sanctions, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(e)        The Loan Parties have implemented and maintain in effect policies and procedures designed to promote and achieve compliance by the Loan Parties and their respective directors, officers, employees and agents with Sanctions, and the Loan Parties and their respective officers and directors and to the knowledge of the Loan Parties its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  No borrowing of Loans or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

4.21       EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

Section 5.  CONDITIONS PRECEDENT

5.1         Conditions to Initial Loan.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)        Credit Agreement; Guarantee and Collateral Agreement.  The Administrative Agent (or its counsel) shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Parent and the Borrower, (ii) a Lender Addendum (Cashless Roll) executed and delivered by each Continuing Term Lender, a Lender Addendum (Additional Term Lender) executed and delivered by each Additional Term Lender and a Lender Addendum (Consenting Lender) executed and delivered by each Consenting Term Lender, which such Lender Addenda shall represent the consent of the Required Lenders under, and as defined in, the Existing Credit Agreement, (iii) the Guarantee and Collateral Agreement, executed and delivered by Parent, the Borrower and each Subsidiary Guarantor and (iv) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed delivered by each Issuer (as defined therein), if any that is not a Loan Party.

(b)        Existing Indebtedness.  Prior to or concurrently with the Closing Date, all amounts outstanding under, and all other amounts due in respect of the Indebtedness outstanding under the Existing Credit Agreement, shall have been repaid in full or otherwise continued hereunder pursuant to Section 2.1.

(c)        Lien Searches; Perfection Certificate.  The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party in each relevant jurisdiction, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.  The Administrative Agent shall have received a Perfection Certificate, substantially in the form of Exhibit H, executed and delivered by a Responsible Officer of the Borrower.

(d)        Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid by the Borrower, and all expenses for which invoices have been presented (including the documented reasonable out of pocket fees and expenses of legal counsel), on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(e)        Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments, including the certificate of formation of each Loan Party that is a limited liability company certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization

(f)        Legal Opinions.  The Administrative Agent shall have received, on behalf of itself and the Lenders, an opinion of Morrison & Foerster LLP, in its capacity as New York counsel for the Loan Parties.

(g)        Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(h)        Solvency Certificate.  The Administrative Agent shall have received a solvency certificate, substantially in the form of Exhibit F from the Chief Financial Officer (or other officer with reasonably equivalent responsibilities) of the Borrower dated as of the Closing Date, reasonably satisfactory to the Administrative Agent.

(i)        Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.2(b) of the Guarantee and Collateral Agreement.

(j)        Ratings.  The Administrative Agent shall have received evidence of the corporate ratings for the Borrower by each of Moody’s and S&P, giving effect to the Facilities.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2         Conditions to Each Loan.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial Loan) is subject to the satisfaction of the following conditions precedent:

(a)        Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b)        No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

Section 6.  AFFIRMATIVE COVENANTS

Parent and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Parent and the Borrower shall and (to the extent relevant) shall cause each of the Borrower’s Subsidiaries (other than Immaterial Subsidiaries) to:

6.1         Financial Statements.  Furnish to the Administrative Agent for distribution to the Lenders:

(a)        within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2016), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification, exception or note, or qualification arising out of the scope of the audit (other than with respect to, or resulting from an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered), by KPMG LLP or other independent certified public accountants of nationally recognized standing;

(b)        within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending March 31, 2017), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such fiscal quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to the absence of footnotes and normal year‑end audit adjustments); and

(c)        no later than 20 Business Days after the delivery of the financial statements required to be delivered pursuant to Section 6.1(a), to participate in a conference call with the Lenders to discuss the financial condition and results of operations of the Borrower and its consolidated Subsidiaries for such fiscal year; provided that this Section 6.1(c) shall be deemed satisfied by making available to the Lenders each quarterly public earnings call of RE/MAX Holdings, Inc. in respect of each fiscal quarter of the fiscal year for which such financials are delivered.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP (except that financial statements delivered under clause (b) above, shall be subject to normal year-end audit reclassifications and adjustments and shall not have notes) applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.2         Certificates; Other Information.  Furnish to the Administrative Agent for distribution to the Lenders:

(a)        [Reserved];

(b)        concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) to the extent that the Borrower was required by Section 6.1 to comply with the Financial Covenants as of the last day of the fiscal quarter or fiscal year covered by such financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance with the Financial Covenants as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (iii) in the case of financial statements delivered pursuant to Section 6.1(a), a Compliance Certificate including, to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a description of any Person that has become a Group Member and (3) a list identifying each Unrestricted Subsidiary (if any), in the case of each of (1) through (3), since the date of the most recent Compliance Certificate delivered pursuant to this clause (iii) (or, in the case of the first such Compliance Certificate so delivered, since the Closing Date) or confirmation that that there has been no change to such information since the most recent Compliance Certificate delivered pursuant to this clause (iii);

(c)        as soon as available, and in any event no later than 105 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto);

(d)        within five days after the same are sent, copies of all financial statements and reports that Parent or the Borrower may make to, or file with, the SEC (it being understood that information required to be delivered pursuant to this clause (d) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other periodic reports containing such information, shall be available on the website of the SEC at http://www.sec.gov);

(e)        promptly, such additional financial and other information relating to the business, financial or corporate affairs of the Borrower and its consolidated Subsidiaries, or compliance with the terms of the Loan Documents, as any Lender (through the Administrative Agent) may from time to time reasonably request; and

(f)        promptly following receipt thereof, copies of (i) any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any Commonly Controlled Entity may request with respect to any Multiemployer Plan, (ii) any plan funding notices described in Section 101(f) of ERISA with respect to any Single Employer Plan or any Multiemployer Plan provided to or received by any Group Member or any Commonly Controlled Entity; provided, that if the relevant Group Members or Commonly Controlled Entities have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the Commonly Controlled Entity shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.

6.3         Payment of Tax and Government Liabilities.  (a)    Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations for the payment of material taxes or other material charges of any Governmental Authority, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (ii) to the extent that failure to pay, discharge or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect and (b) timely file (subject to any applicable extensions) all material tax returns required to be filed by it.

6.4         Maintenance of Existence; Compliance.    (a)  (i)  Preserve, renew and keep in full force and effect its organizational existence except as otherwise permitted by Section 7.4 and (ii) take all commercially reasonable action to maintain all material rights, privileges and franchises necessary in the normal conduct of its business, except as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing contained in this Section 6.4 shall be deemed to prohibit any Group Member from reorganizing or changing its entity form; (b) comply with all Contractual Obligations except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5         Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in reasonably good working order and condition, except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(b)        Except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks as the Borrower believes (in the good faith judgment of the management of the Borrower) is reasonable and prudent in light of the size and nature of its business.

6.6         Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account with full, true and correct entries in all material respects in conformity with GAAP and (b) permit representatives of the Administrative Agent or any Lender (when accompanying the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable notice and as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants, provided that (i) the Group Members shall not be required to pay the expenses of more than one visit and inspection during any fiscal year unless an Event of Default has occurred and is continuing, (ii) each Lender shall at all times coordinate with the Administrative Agent the frequency and timing of any such visits and inspections so as to reasonably minimize the burden imposed on the Group Members, and (iii) a representative of the Borrower shall be given the opportunity to be present for any communication with the independent certified public accountants.

6.7         Notices.  Promptly upon a Responsible Officer of any Loan Party obtaining knowledge thereof, give notice to the Administrative Agent, which shall notify each Lender thereof, of:

(a)        the occurrence of any Default or Event of Default;

(b)        any litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that could reasonably be expected to have a Material Adverse Effect;

(c)         any litigation or proceeding affecting any Group Member (i) in which the amount involved is $15,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought and which would reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d)        the following events if any such event would reasonably be expected to have a Material Adverse Effect:  (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Plan, any determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or any determination that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from any Single Employer Plan or Multiemployer Plan, or the termination or Insolvency of any Multiemployer Plan or determination that any such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or (iii) with respect to any Foreign Plan, (A) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employer contributions required by applicable law or by the terms of such Foreign Plan; (B) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (C) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan; and

(e)        any other development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to Section 6.7(a) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8         Environmental Laws.   (a)  Comply in all material respects with, and undertake commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws except for such noncompliance which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b)        Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful written orders and directives of all Governmental Authorities regarding Environmental Laws except for such noncompliance which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.9         Additional Collateral, etc.  (a)  With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below,

(y) any leased real property or motor vehicles or any other personal property excluded from the grant of the security interest granted under the Guarantee and Collateral Agreement and (z) any property subject to a Lien expressly permitted by Section 7.3(f)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b)        With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by any Loan Party, or owned by any new Subsidiary that becomes a Loan Party as provided in clause (c) below after the Closing Date (other than any such real property subject to a Lien expressly permitted by Section 7.3(f)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if reasonably requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent (but not to exceed the market value thereof)) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (iv) deliver to the Administrative Agent a completed “Life-on-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to the such real property (together with a notice about special floor hazard area status and floor disaster assistance duly executed by the Borrower and each Loan Party relating thereto) and if such real property is located in a special flood hazard area, evidence of flood insurance in form and amount reasonably satisfactory to the Administrative Agent.

(c)        With respect to any new Wholly Owned Subsidiary of the Borrower (other than an Excluded Foreign Subsidiary, an Immaterial Subsidiary, an Unrestricted Subsidiary or a CFC Foreign Subsidiary) created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (c), shall include any existing Wholly Owned Subsidiary of the Borrower (other than an Excluded Foreign Subsidiary or a CFC Foreign Subsidiary) that ceases to be an Immaterial Subsidiary or an Unrestricted Subsidiary), within 60 days after such creation or acquisition (or such longer period as the Administrative Agent may provide in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions reasonably necessary to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, if applicable, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C)

to deliver to the Administrative Agent a closing certificate (with insertions and attachments as required in Section 5.1(e))  of such Subsidiary, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)        With respect to any Excluded Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, within 60 days after such creation or acquisition (or such longer period as the Administrative Agent may provide in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement (or a separate Security Document) as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be reasonably necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.10       Use of Proceeds.  Use the proceeds of the Term Loans, the Revolving Loans and the Letters of Credit (a) for the payment of fees and expenses incurred in connection with the Facilities and (b) to finance working capital, Capital Expenditures, Permitted Acquisitions and for other general corporate purposes.

6.11       Maintenance of Ratings.  Use commercially reasonable efforts to maintain with Moody’s and S&P a public corporate credit rating for the Borrower.

6.12       Anti-Corruption Laws and Sanctions.  (a) Conduct its business in compliance in all material respects with Anti-Corruption Laws and Sanctions; (b) maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and Sanctions and (c) have appropriate controls and safeguards in place designed to prevent any Loans from being used in a way that would violate Section 7.17.

Section 7.  NEGATIVE COVENANTS

Parent and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amounts is owing to any Lender or the Administrative Agent hereunder, each of Parent and the Borrower shall not, and shall not permit any of the Borrower’s Subsidiaries (other than Immaterial Subsidiaries) to:

7.1         Financial Condition Covenants.  With respect to any fiscal quarter of the Borrower, solely to the extent that any Revolving Loan or any drawn and unreimbursed Letter of Credit is outstanding on the last day of such fiscal quarter:

(a)        Total Leverage Ratio.  Permit the Total Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 4.00:1.00.

(b)        Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to be less than 3.00:1.00.

(c)        Notwithstanding the above, the parties hereto acknowledge and agree that, solely for purposes of the calculations made in determining compliance with this Section 7.1, any cash equity contribution (which equity shall be common equity or other equity having terms reasonably satisfactory to the Administrative Agent and the Lenders) made to the Borrower after the end of a fiscal quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered with respect to such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA for purposes of determining compliance with Sections 7.1(a) and (b) at the end of such fiscal quarter and each applicable subsequent period (any such equity contribution, a “Specified Equity Contribution”); provided that (i) there shall not be two consecutive fiscal quarters in which a Specified Equity Contribution is made, (ii) there shall be no more than four Specified Equity Contributions made during the term of this Agreement, (iii) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Loan Parties to be in compliance with the Financial Covenants, (iv) a Specified Equity Contribution shall only be included in the computation of the Financial Covenants for purposes of determining compliance by the Borrower with the Financial Covenants and not for any other purpose under this Agreement (including, without limitation, availability under any baskets with respect to any covenants set forth herein) and (v) during the period commencing on the date that the Borrower has failed to comply with a Financial Covenant and ending on the date that a Specified Equity Contribution is made resulting in the Borrower having been in compliance with such financial covenant, the Borrower shall not be entitled to request, and the Lenders and Issuing Lender shall not be required to make or issue, any Revolving Loan or Letter of Credit, respectively.  Upon the making of a Specified Equity Contribution, the Financial Covenants shall be recalculated giving effect to the increase in Consolidated EBITDA; provided that any reduction of Consolidated Indebtedness resulting from such Specified Equity Contribution shall be disregarded for purposes of determining compliance with the Financial Covenants.  If, after giving effect to such recalculation, the Loan Parties are in compliance with the financial covenants, the Loan Parties shall be deemed to have satisfied the requirements of the financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date.

7.2         Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)        Indebtedness of any Loan Party pursuant to any Loan Document;

(b)        Indebtedness of the Borrower to any Subsidiary and of any Subsidiary Guarantor to the Borrower or any other Subsidiary and of any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor;

(c)        (i) Guarantee Obligations incurred by the Borrower or any Subsidiary Guarantors of obligations of the Borrower or any other Subsidiary Guarantor and (ii) Guarantee Obligations incurred by a Subsidiary that is not a Subsidiary Guarantor of obligations of the Borrower or any other Subsidiary;

(d)        Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder);

(e)        Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person;

(f)        Indebtedness of the Borrower and its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, bankers’ acceptances and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business and not in connection with Indebtedness for money borrowed, including without limitation those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g)        Indebtedness incurred by Foreign Subsidiaries in an aggregate principal amount outstanding not to exceed $20,000,000 at any one time, and guarantees of such Indebtedness;

(h)        Indebtedness assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder);

(i)        Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(f) in an aggregate principal amount not to exceed $6,500,000 at any one time outstanding;

(j)        additional Indebtedness of the Borrower or any of its Subsidiaries in the aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed the greater of $50,000,000 and 50% of Consolidated EBITDA for the period of four full consecutive fiscal quarters of the Borrower most recently ended (determined at the time of incurrence of such Indebtedness);

(k)        Swap Agreements entered into in the ordinary course of business for non-speculative hedging purposes;

(l)        Indebtedness in respect of netting services, overdraft protection and similar arrangements, including Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(m)        to the extent it constitutes Indebtedness, Indebtedness incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or Dispositions permitted by Section 7.5;

(n)        Indebtedness consisting of (i) the deferred purchase price of Permitted Acquisitions or (ii) earn-outs arising out of Permitted Acquisitions, in each case, so long as (x) the Total Leverage Ratio (as determined on a pro forma basis giving effect to such Permitted Acquisition and any other transactions in connection therewith, and recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available) does not exceed 3.50:1.00 or (y) to the extent such Total Leverage Ratio would exceed 3.50:1.00, the aggregate amount of such Indebtedness shall not exceed, for any fiscal year, when taken together the amount Acquisition Consideration paid in reliance on Section 7.7(k)(i) during such fiscal year, $100,000,000;

(o)        Indebtedness consisting of deferred purchase price or notes issued to officers, directors and employees to purchase equity interests (or options or warrants or similar instruments) of Borrower, Parent or PubCo;

(p)        Indebtedness incurred in connection with the financing of insurance premiums in an amount not to exceed the annual premiums in respect thereof at any one time outstanding;

(q)        Incremental Equivalent Debt;

(r)        Investments in the form of Indebtedness permitted by Section 7.7; and

(s)        Guarantee Obligations of Parent in respect of Indebtedness incurred in the ordinary course of business by any of its Subsidiaries other than the Borrower and its Subsidiaries.

7.3         Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)        landlords, carriers, warehousemen, mechanics, materialmen, repairmen, suppliers or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days (or such longer period to the extent such amount is being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the books of applicable Person in accordance with GAAP);

(b)        pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(c)        deposits to secure the performance of bids, trade, proposals, contracts (other than for borrowed money), leases, statutory obligations, indemnity, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(d)        easements, licenses, rights-of-way, survey exceptions, zoning or other restrictions and other similar encumbrances incurred in the ordinary course of business or other minor irregularities in title (including leasehold title) that do not in any case materially detract from the value of the property subject thereto and do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(e)        Liens in existence on the date hereof listed on Schedule 7.3(e) and any modification, replacement, refinancing, renewal or extension thereof, provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of obligations secured thereby is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such renewal or extension and by an amount equal to any existing commitments unutilized thereunder;

(f)        Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 7.2(i) to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets or within 270 days thereof and (ii) such Liens do not at any time encumber any property other than the fixed or capital assets financed by such Indebtedness;

(g)        Liens created pursuant to the Security Documents;

(h)        Liens existing on assets acquired in connection with any Permitted Acquisition; provided that such Liens were not incurred in connection with, or in contemplation of, such Permitted Acquisition and do not extend to any assets of the Borrower or any of its Subsidiaries other than the specific assets so acquired (and improvements thereon);

(i)        Liens for taxes, assessments or governmental charges or claims or other like statutory Liens that do not secure Indebtedness for borrowed money and (i) that are not yet delinquent or (ii) that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that, unless the amount is immaterial, any adequate reserves or other appropriate provision as shall be required are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(j)        Liens resulting from any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute an Event of Default;

(k)        Liens in the form of licenses or sublicenses (including licenses or sublicenses of Intellectual Property), or leases or subleases granted or created by the Borrower or any of its Subsidiaries in the ordinary course of business;

(l)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)        bankers’ Liens, including normal and customary rights of setoff, and similar Liens existing solely with respect to cash and Cash Equivalents and Investments permitted by Section 7.7 on deposit in one or more accounts maintained by the Borrower or any Subsidiary of the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks or other depository institutions which such accounts are maintained, securing amounts owing to such bank with respect to cash management or other account arrangements, including those involving pooled accounts and netting arrangements, provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(n)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(o)        Liens on assets of Foreign Subsidiaries to secure Indebtedness permitted by Section 7.2(g);

(p)        Liens on the assets that are subject of the sale leasebacks permitted under Section 7.10 to secure the obligations of the Borrower and its Subsidiaries thereunder;

(q)        Liens not otherwise permitted by this Section 7.3 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Subsidiaries) $15,000,000 at any one time;

(r)        any interest or title of licensor or sublicensor of Intellectual Property not prohibited hereby;

(s)        Liens on the property of a Person existing at the time such Person becomes a Subsidiary of a Loan Party;

(t)        Liens securing Incremental Equivalent Debt to the extent permitted by the definition thereof;

(u)        Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Subsidiary that is not a Loan Party, in each case of the foregoing clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 7.2; and

(v)        any replacement, extension and renewal of any Lien permitted hereby, to the extent any such replacement, extension or renewal is not spread to cover any additional property.

For the avoidance of doubt, any obligation imposed pursuant to Section 430(k) of the Code or 303(k) of ERISA shall not be a permitted Lien hereunder.

7.4         Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)        (i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving Person); and (ii) any Subsidiary of the Borrower that is not a Guarantor may be merged or consolidated with or into any other Subsidiary that is not a Guarantor;

(b)        (i) any Subsidiary of the Borrower may Dispose of any or all of its assets (x) to the Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (y) pursuant to a Disposition permitted by Section 7.5 and (ii) any Subsidiary of the Borrower that is not a Subsidiary Guarantor may Dispose of any or all of its assets to any other Subsidiary of the Borrower that is not a Subsidiary Guarantor;

(c)        any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation;

(d)        any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Loan Party; and

(e)        any Subsidiary that is not a Subsidiary Guarantor may dissolve, liquidate, wind up its affairs and distribute its assets ratably to its shareholders (provided that in connection with the foregoing and to the extent such assets are distributed to a Loan Party, the Borrower will, and will cause each Subsidiary Guarantor to comply with Section 6.9).

7.5         Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)        the Disposition of obsolete or worn out property;

(b)        the sale of inventory in the ordinary course of business;

(c)        sales of RE/MAX Brokerage, LLC and its subsidiaries and of any Excluded Foreign Subsidiaries, Immaterial Subsidiaries or Unrestricted Subsidiaries of the Borrower or their respective assets;

(d)        Dispositions permitted by Section 7.4(b) and Dispositions in the form of Investments permitted by Section 7.7;

(e)        the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor or the sale or issuance of Capital Stock of a Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor or the issuance of any qualifying shares;

(f)        Dispositions pursuant to sale leasebacks permitted by Section 7.10 for the aggregate consideration not exceeding $6,500,000 in the aggregate since the Closing Date;

(g)        [Reserved];

(h)        Disposition of property by any Foreign Subsidiary to another Foreign Subsidiary and Dispositions of property by any Subsidiary that is not a Guarantor to the Borrower or any other Subsidiary;

(i)        leases, subleases, licenses and sublicenses of property (including Intellectual Property) in the ordinary course of business;

(j)        the Disposition of other property or assets having a fair market value not to exceed $15,000,000 in the aggregate for any fiscal year of the Borrower;

(k)        Dispositions, discounts or forgiveness of accounts receivable in connection with the collection or compromise thereof;

(l)        the abandonment or other Disposition of Intellectual Property that is, in the reasonable business judgment of the Borrower, no longer necessary for the conduct of the business of the Loan Parties taken as a whole;

(m)        Dispositions of Cash Equivalents; and

(n)        the issuance or sale by a Subsidiary of any shares of such Subsidiary’s Capital Stock pursuant to a transaction permitted under Section 7.7.

7.6         Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in equity of the Person making such dividend, including, without limitation, any payment-in-kind distribution) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)        [Reserved];

(b)        any Subsidiary may make Restricted Payments to the Borrower or any  Subsidiary Guarantor and any Subsidiary that is not a Subsidiary Guarantor may make Restricted Payments to the Borrower or any other Subsidiary that is not a Subsidiary Guarantor;

(c)        so long as no Event of Default shall have occurred and be continuing, the Borrower may pay dividends to Parent to permit Parent to purchase Parent’s common stock or common stock options or permit Parent to pay dividends to PubCo to purchase such holders’ common stock or common stock options from present or former officers or employees of any Group Member or Immaterial Subsidiary (other than David Liniger and Permitted Transferees) upon the death, disability or termination of employment of such officer or employee;

(d)        the Borrower or Parent may, and Parent may pay dividends to PubCo to, make payments to or for the benefit of current or former officers or employees of any Group Member or Immaterial Subsidiary under equity incentive programs (including restricted stock unit programs) to the extent such payments represent a portion of the exercise price of those stock options or withholding tax obligations payable by the holder of such rights by virtue of such exercise or triggering;

(e)        the Borrower may pay dividends to Parent to permit Parent to (i) pay, or permit Parent to pay dividends to PubCo to pay, corporate overhead expenses incurred in the ordinary course of business (including expenses relating to insurance, professional fees and costs and expenses in connection with any offering of stock of Parent or PubCo), (ii) pay, or permit Parent to pay dividends to PubCo to pay, director fees and expenses and (iii) make tax distributions to the direct or indirect holders of its Capital Stock to enable such holders to pay federal, state and local income taxes attributable to their holdings of such Capital Stock, as reasonably determined by Parent pursuant to Section 4.1(b) of that certain Fourth Amended and Restated Limited Liability Company Agreement, dated October 1, 2013, by and between the members signatory thereto (each such distribution, a “Permitted Tax Distribution”);

(f)        the Borrower may make a distribution to Parent to permit Parent to pay dividends or make a distribution to the holders of its Capital Stock in an amount equal to (i) the amount of Excess Cash Flow for each completed fiscal year of the Borrower not required to be used for a mandatory prepayment hereunder, less the aggregate amount of any Investments made pursuant to Section 7.7(l), and (ii) the amount of any net cash proceeds from the issuance of common stock by the Borrower, Parent or PubCo that is received by, or contributed to, the Borrower;

(g)        the Loan Parties may acquire Capital Stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(h)        the Borrower may make distributions to Parent to permit Parent to pay dividends or make a distribution to the holders of its Capital Stock so long as, on a pro forma basis, both immediately prior, and after giving effect, to such distribution, (i) the Total Leverage Ratio does not exceed 3.00:1.00 and (ii) the sum of (A) the amount of cash and Cash Equivalents on the consolidated balance sheet of the Borrower and its Subsidiaries and (B) the aggregate Available Revolving Commitment shall be greater than $25,000,000; and

(i)        the Borrower may make distributions to Parent to permit Parent to pay common stock dividends to, or effectuate stock buybacks from, the holders of its Capital Stock in an aggregate amount not to exceed $50,000,000 in any fiscal year.

7.7         Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)        extensions of trade credit (including extensions in the nature of accounts receivable or notes receivable arising from the grant of trade credit) in the ordinary course of business and Investments received (i) in satisfaction or partial satisfaction thereof from financially troubled account debtors or (ii) in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(b)        investments in cash or Cash Equivalents;

(c)        Guarantee Obligations permitted by Section 7.2;

(d)        loans and advances to employees, officers or directors of any Group Member or Immaterial Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members and Immaterial Subsidiaries not to exceed $2,500,000 at any one time outstanding;

(e)        Investments in assets useful in the business of the Borrower, its Subsidiaries and its Immaterial Subsidiaries made by the Borrower or any of its Subsidiaries or Immaterial Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f)        Investments consisting of loans to employees, officers or directors of any Group Member or Immaterial Subsidiary made in connection with the issuance of Capital Stock of the Borrower,  Parent or PubCo in the exact amount of the consideration paid therefor;

(g)        Investments in promissory notes received as consideration for Dispositions permitted by Section 7.5;

(h)        intercompany Investments by any Group Member or Immaterial Subsidiary in the Borrower or any Person that, in the case of an Investment in a Person other than the Borrower, prior to such Investment, such Person is a Subsidiary Guarantor or, after such Investment, such Person becomes a Subsidiary Guarantor pursuant to Section 6.9;

(i)        Investments in the form of Swap Agreements;

(j)        Investments in Foreign Subsidiaries in an aggregate amount (valued at cost) since the Closing Date, in the case of Investments in Foreign Subsidiaries that are not Subsidiary Guarantors, not to exceed $20,000,000;

(k)        (i) Permitted Acquisitions with aggregate Acquisition Consideration not to exceed, when taken together with Indebtedness incurred in reliance on clause (y) of Section 7.2(n) during such fiscal year, $100,000,000 in any fiscal year of the Borrower, (ii) additional Permitted Acquisitions so long as the Total Leverage Ratio (as determined on a pro forma basis giving effect to such Permitted Acquisition and any other transactions in connection therewith, and recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available) does not exceed 3.50:1.00 and (iii) to the extent consummated on or prior to January 31, 2017, the Specified Acquisition;

(l)        an amount equal to the amount of Excess Cash Flow for each completed fiscal year of the Borrower not required to be used for a mandatory prepayment hereunder, less the aggregate amount of any Restricted Payments made pursuant to Section 7.6(f)(i);

(m)        in addition to Investments otherwise expressly permitted by this Section  7.7, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $15,000,000 during the term of this Agreement;

(n)        Investments existing as of the Closing Date and set forth on Schedule 7.7;

(o)        Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(p)        Guarantee Obligation by the Borrower and its Subsidiaries of indemnification obligations by Parent to its directors; and

(q)        Investments in joint ventures in an aggregate amount (valued at cost) not to exceed $20,000,000.

7.8         Optional Payments and Modifications of Certain Debt Instruments.  Except as permitted by the subordination provisions thereof, (a) make or offer to make any optional or voluntary prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Subordinated Indebtedness or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Subordinated Indebtedness (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or would not otherwise be materially adverse to the Lenders and (ii) does not involve the payment of a consent fee).

7.9         Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Parent, the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, including permitted dividends pursuant to Section 7.6, (b) in the ordinary course of business of the relevant Group Member, (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (d) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by any Group Member in the ordinary course of business and payments pursuant thereto, (e) payment of reasonable directors’ fees, (f) loans or advances to employees in the ordinary course of business or to purchase Capital Stock of the Borrower, Parent or PubCo, (g) transactions pursuant to or contemplated by any agreement of, or any instrument entered into or issued by, the Borrower and its Subsidiaries as in effect on the date of this Agreement (as such agreement or instrument is disclosed in Schedule 7.9), or any amendment thereto or any replacement agreements so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement or instrument as in effect on the date hereof, (h) transactions between or among any Loan Party and any one or more of such Person’s Affiliates (other than any Loan Party), provided that (A) such transactions are consistent with past practice and (B) the aggregate value of the net consideration paid to such Affiliates by all Loan Parties for products or services not purchased at fair market value does not exceed $3,500,000 since the Closing Date, (i) customary compensation and other employee benefit plans, indemnification and reimbursement of expenses of employees, officers and directors, or (j) as set forth on Schedule 7.9 attached hereto.

7.10       Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party unless (i) the sale of such property is permitted by Section 7.5(e) and (ii) any Liens arising in connection with its use of such Property are permitted by Section 7.3(k).

7.11       Limitation on Activities of Parent.  Except as otherwise explicitly permitted for Parent herein, in the case of Parent, (a) conduct any business or hold or acquire any assets or have any operations other than (i) holding the Capital Stock of the Borrower and the Parent’s other direct Subsidiaries as of the Closing Date, RE/MAX Brokerage, LLC and any Permitted Parent Subsidiary, and conducting other activities incidental to the foregoing (including, without limitation, any establishment and maintenance of equity incentive plans, stock option plans or other equity based compensation plans), (ii) making Investments and conducting other activities incidental to the foregoing (including any Disposition of such other Subsidiaries), (iii) engaging in limited liability company maintenance and the performance of ministerial duties and payment of taxes and administrative fees and conducting any other activities incidental to the foregoing, and (iv) entering in to the Loan Documents to which it is a party and complying with its obligations thereunder and conducting any other activities incidental to the foregoing, (b) incur, assume, guarantee or permit to exist any Indebtedness of Parent (other than Obligations under the Loan Documents, obligations in respect of Capital Stock, and Indebtedness of Parent permitted under Section 7.2) or (c) directly or indirectly create, incur, assume or permit to exist any Lien on the outstanding Capital Stock of the Borrower (other than Liens permitted under Section 7.3).

7.12       Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.13       Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents; (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby); (c) restrictions applicable to specific property to be sold pursuant to an executed agreement with respect to a permitted asset Disposition; (d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); (e) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person; (f) any such agreement existing on the Closing Date; (g)  any agreement in effect at the time any Person becomes a Subsidiary of the Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower; and (h) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of the Borrower or assets of the Borrower or any of its Subsidiaries pending such sale.

7.14       Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or any document with respect to any Incremental Equivalent Debt; (ii) any such agreement existing on the Closing Date; (iii) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and other agreements entered into in the ordinary course of business; (iv) any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement; (v) any instrument governing Indebtedness or Capital Stock of a Person acquired by such Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness is permitted by Section 7.2 to be incurred; (vi) any agreement for the Disposition of a Subsidiary permitted by this Agreement that restricts distributions by such Subsidiary pending such Disposition; and (vii) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis.

7.15       Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are similar, complementary, or reasonably related or incidental thereto or are reasonable extensions thereof.

7.16       Anti-Terrorism Law.  (a) Conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 4.20 above, (b) deal in, or otherwise engage in any transaction relating to, any property of interests in property blocked pursuant to the Executive Order of any other Anti-Terrorism Law or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

7.17       Anti-Corruption Laws and Sanctions. The Borrower will not request any borrowing of Loans or Letter of Credit, and the Borrower shall not use, and shall procure that its subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any borrowing of Loans or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.18       Embargoed Person.  At all times throughout the terms of the Loans, (a) none of the funds or assets of the Loan Parties that are used to repay the Loans shall constitute property of, or shall be beneficially owned directly or, to the knowledge of the Borrower, indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by the Office of Foreign Assets Control (OFAC), U.S. Department of Treasury, and/or to the knowledge of the Borrower, as of the date thereof, or any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in any of the Loan Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders hereunder would be in violation of law, or (ii) the Executive Order, any related enabling legislation or any other similar Executive Orders (collectively, “Executive Orders”), and (b) no Embargoed Person shall have any direct interest, and to the knowledge of the Borrower, as of the Closing Date, indirect interest, of any nature whatsoever in any of the Loan Parties, with the result that the investment in any of the Loan Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

7.19       Anti-Money Laundering.  At all times throughout the term of the Loans, to the knowledge of the Borrower, none of the funds of any of the Loan Parties that are used to repay the Loans shall be derived from any unlawful activity with the result that the investment in any of the Loan Parties (whether directly or indirectly), is prohibited by law or the Loans would be in violation of law.

7.20       Unrestricted Subsidiaries.  The Borrower may at any time after the Closing Date designate (or redesignate) any subsidiary as an Unrestricted Subsidiary or remove an Unrestricted Subsidiary’s designation as such (a “Designation Removal”); provided that (i) immediately before and after any such designation, no Default or Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of, and Liens on the assets of, the applicable Subsidiary or Unrestricted Subsidiary) and (ii) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Subsidiary of the Borrower or hold any Indebtedness of, or any Lien on, any property of the Borrower or its Subsidiaries.  The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its applicable Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Subsidiary attributable to the Borrower’s (or its applicable Subsidiary’s) equity interest therein as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such Investment is permitted under Section 7.7).  A Designation Removal shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such subsidiary, as applicable; provided that upon any Designation Removal, the Borrower shall be deemed to continue to have an Investment in the resulting Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Subsidiary at the time of such re-designation, less (b) the portion of the fair market value of the net assets of such Subsidiary attributable to the Borrower’s equity therein at the time of such re-designation.

Section 8.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)        the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof;

(b)        any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made, other than any such representation or warranty as to or contained in any forecasts, projections and pro forma financial information and any document, certificate or statement based upon such forecasts, projections and information delivered to the Administrative Agent or the Lenders in accordance with the terms hereof, it being recognized that (i) any such financial information as it relates to future events is not to be viewed as fact, (ii) forecasts and projections are subject to uncertainties and contingencies, (iii) no assurance can be given that any forecast or projection will be realized and (iv) actual results during the period or periods covered by any such financial information, forecasts or projections may differ from the projected results set forth therein and such differences may be material;

(c)        any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to Parent and the Borrower only), Section 6.7(a) or Section 7 of this Agreement; provided that a default in the performance of the Financial Covenants shall not constitute an Event of Default with respect to the Term Facility unless and until the Revolving Lenders shall have terminated all Revolving Commitments and declared all amounts under the Revolving Facility to be immediately due and payable in accordance with the Loan Documents (such period commencing with a default in the performance of a Financial Covenant and ending on the date on which the Revolving Lenders terminate the Revolving Commitments and accelerate the Revolving Loans, the “Term Loan Standstill Period”);

(d)        any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after written notice to the Borrower from the Administrative Agent or the Required Lenders;

(e)        any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and guaranties thereof and excluding Indebtedness under Swap Agreements) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable with any applicable grace period having expired; or (iv) there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which any Group Member is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as defined in such Swap Agreement) under such Swap Agreement as to which any Group Member is an Affected Party (as defined in such Swap Agreement) and, in either event, the Swap Termination Value owed by such Group Member as a result thereof is greater than the $15,000,000; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is $15,000,000 or more; provided further, that an Event of Default under this clause (e) shall continue only so long as the applicable event or condition constituting such Event of Default is unremedied and is not waived or rescinded by the holders of such Indebtedness;

(f)        (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 consecutive days; (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors;

(g)        (i)  any Person shall engage in any non-exempt Prohibited Transaction involving any Plan; (ii) any failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity; (iii) a determination shall be made that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iv) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA; (v) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; (vi) any Group Member or any Commonly Controlled Entity shall, or shall be reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan or there shall be a determination that any Multiemployer

Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (vii) with respect to any Foreign Plan, there shall occur (A) a failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan, (B) a failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (C) a failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan; or (viii) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(h)        one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has been notified of such liability and has not challenged such coverage) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal for a period of 60 consecutive days from the entry thereof;

(i)        any of the Security Documents shall cease, for any reason, to be in full force and effect (other than as a direct result of an action taken by the Administrative Agent or any Lender or their respective Affiliates or the failure of the Administrative Agent to take any action requested by a Loan Party in writing that is within the Administrative Agent’s control), or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority as purported to be created thereby (other than such Liens as are intended to cover assets with an aggregate book value of not more than $5,000,000), except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements as requested by the Borrower and except as to Collateral consisting of real property to the extent that such losses are covered by a Lender’s title policy and such insurer has not denied coverage;

(j)        the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert, except with respect to the release of any Guarantor from its obligations under Section 2 of the Guarantee and Collateral Agreement permitted by this Agreement; or

(k)        a Change of Control shall occur.

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have been presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the

Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Notwithstanding anything to the contrary in the foregoing, in the case of an Event of Default resulting from a default in the performance of a Financial Covenant, prior to the expiration of the Term Loan Standstill Period, the references to “Required Lenders” in clauses (i) and (ii) shall mean “Required Revolving Lenders” and references to “Loans” in clauses (i) and (ii) shall mean “Revolving Loans”.  Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

Section 9.  THE ADMINISTRATIVE AGENT

9.1         Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2         Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3         Exculpatory Provisions.  Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Parent or the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or the affected Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or the affected Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5         Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6         Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors, attorneys‑in‑fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys‑in‑fact or Affiliates.

9.7         Indemnification.  The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by Parent or the Borrower and without limiting the obligation of Parent or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section 9.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8         Agent in Its Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Administrative Agent was not an Administrative Agent.  With respect to its Loans made or renewed by it, each Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9         Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 20 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 20 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.9 and of Section 10.5 shall continue to inure to its benefit.

Section 10.  MISCELLANEOUS

10.1         Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided,  however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability or reduction of any post-default increase in interest rates (which waiver or reduction shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the Financial Covenants shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release of any material Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of each Lender directly affected thereby; (iii) amend, modify, or waive any provision of Section 6.5 of the Guarantee and Collateral Agreement without the written consent of each Lender adversely affected thereby; (iv) eliminate or reduce the voting rights of any Lender under this Section 10.1 or reduce any percentage specified in the definition of Required Lenders without the written consent of each Lender; (v) reduce any percentage specified in the definition of Required Revolving Lenders without the written consent of each Revolving Lender, (vi) amend, modify or waive any provision of Section 10 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent or (vii) amend, modify or waive any provisions of Section 3 without the written consent of the Issuing Lender.  Notwithstanding the foregoing, no amendment, modification, waiver of or consent with respect to the Financial Covenants (and related definitions only as they pertain to and are used with respect to the Financial Covenants) shall be effective without the written consent of the Required Revolving Lenders and any such amendment, supplement, modification, termination or waiver shall be effective with the written consent of only the Required Revolving Lenders (or the Administrative Agent with the prior written consent thereof), on the one hand, and the Borrower, on the other hand.  Any waiver, amendment, supplement or modification made pursuant to this Section 10.1 shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and/or Majority Facility Lenders, as applicable.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) or Replacement Revolving Facility (as defined below) to permit (i) the refinancing, replacement or modification of all or a portion of the outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) to the extent that not all of the outstanding Term Loans are refinanced, replaced or modified pursuant to this paragraph, the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced term Loans (it being understood that, for the avoidance of doubt, Section 2.8(b) shall apply to any transaction consummated under this clause (i)) and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing and (ii) the refinancing, replacement or modification of the entire Revolving Facility (“Replaced Revolving Facility”) with a replacement revolving facility hereunder (“Replacement Revolving Facility”); provided that (a) the aggregate principal amount of the Replacement Revolving Facility shall not exceed the aggregate principal amount of the Replaced Revolving Facility, and (b) the Replacement Revolving Facility shall not mature prior to the Revolving Termination Date.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, restate, amend and restate or otherwise modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

10.2         Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Parent, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Parent and Borrower:	RMCO, LLC
RE/MAX, LLC
5075 S. Syracuse Street
Denver, CO 80237
Attention: Karri Callahan
Email: karricallahan@remax.com

with a copy to
Adam Scoville, General Counsel Email: ascoville@remax.com; and legal@remax.net
Administrative Agent:	JPMorgan Chase Bank, N.A.
10 South Dearborn, L2 Floor Chicago, IL 60603 Mail Code: IL1-0480 Attention: Muoy Lim Telecopy: (844) 490-5663 Telephone: (312) 732-2024 Email: muoy.lim@jpmorgan.com; and jpm.agency.cri@jpmorgan.com with a copy to

JPMorgan Chase Bank, N.A.

1125 17th Street, Floor 3

Denver, CO 80202

Mail Code: C01-9547

Attention: Steve Driscoll

Telecopy: (303) 954-4120

Telephone: (303) 244-3214

Email: stephen.e.driscoll@chase.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4         Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5         Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable, documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable, documented fees and disbursements of one counsel to the Administrative Agent and filing and recording fees and expenses, within 30 days after receipt of written demand with accompanying documentation in reasonable detail (other than such expenses to be paid on the Closing Date); (b) to pay or reimburse each Lender, the Issuing Lender and the Administrative Agent for all its reasonable, documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable, documented out-of-pocket fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent within 30 days after receipt of written demand with accompanying documentation in reasonable detail, provided, that in each case, the Borrower shall only be responsible for the reimbursement of one primary counsel and, if needed, one local counsel in each applicable jurisdiction for the Administrative Agent and one  primary counsel and, if needed, one local counsel in each applicable jurisdiction for the Lenders as a group unless there is an actual conflict among such group members (as reasonably determined by such Lender) and then the Borrower shall be responsible for the additional reimbursement of counsel for such conflicted group member; (c) to pay, indemnify, and hold each Lender, the Issuing Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all actual, direct liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Issuing Lender and the Administrative Agent and their respective officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other actual, direct liabilities, obligations, losses, damages, penalties, actions, judgments, suits, documented, out-of-pocket costs and expenses (including documented and reasonable out-of-pocket fees, disbursements and other charges of counsel) or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the term of such Letter of Credit) or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable, documented fees and expenses of legal counsel in connection with claims, actions or proceedings (regardless of whether such Indemnitee is a party thereto or has commenced any litigation and regardless of whether such matter is initiated by a third party of by a Borrower or any of its Affiliates) that relate to the financing contemplated by the Loan Documents or the use or the proposed use of proceeds thereof (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of, or breach of the Loan Documents in bad faith by, such Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than 30 days after written demand (with accompanying documentation in reasonable detail) therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this

Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6         Successors and Assigns; Participations and Assignments.    (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issued any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b)        (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees other than a natural person (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)        the Borrower (such consent not to be unreasonably withheld, conditioned or delayed and such consent shall be deemed given if the Borrower has not objected within 5 Business Days of a written request for consent), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; and

(B)        the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)        Assignments shall be subject to the following additional conditions:

(A)        except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2)  such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)        (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)        the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)        Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)        The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(v)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)        (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.  Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii)        A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except (A) to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation or (B) the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld).  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.17 unless such Participant complies with Section 2.17(e) and (f).

(d)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)        The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)        Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Borrower on a non-pro rata basis (A) through a “Dutch auction”, pursuant to procedures to be mutually agreed to by the Borrower and the Administrative Agent, and open to all Lenders holding the relevant Term Loans on a pro rata basis (a “Dutch Auction”) or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent or any Lender; provided that:

(i)        any Term Loans acquired by the Borrower shall be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled;

(ii)        in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by the Borrower, (A) the Borrower may not use the proceeds of any Revolving Loans to fund such assignment and (B) no Default or Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable; and

(iii)        the Borrower shall be required to represent and warrant that it is not in possession of material non-public information with respect to Parent, the Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 10.6(f).

10.7         Adjustments; Set‑off.    (a)  Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any realization on account of any Collateral in respect thereof (whether voluntarily or involuntarily, by set‑off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or realization received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such realization, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such realization ratably with each of the Lenders; provided,  however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)        In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise) and an Event of Default having occurred and being continuing, to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative

Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9         Severability.  Any provision of this Agreement that is prohibited or or held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10       Integration.  This Agreement and the other Loan Documents represent the entire agreement of Parent, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12       Submission to Jurisdiction; Waivers.  Each of Parent, the Borrower, the Administrative Agent and the Lenders hereby irrevocably and unconditionally:

(a)        submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b)        consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)        agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Parent or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)        agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)        waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

10.13       Acknowledgements.  Each of Parent, the Borrower, the Administrative Agent and the Lenders hereby acknowledges that:

(a)        it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)        neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Parent or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Parent and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)        no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Parent, the Borrower and the Lenders.

10.14       Releases of Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b)        At such time as the Loans, the other obligations under the Loan Documents (other than obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements and contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (unless cash collateralized in a manner reasonably satisfactory to the Issuing Lender), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.  At the request and sole expense of any Loan Party following any such termination, the Administrative Agent shall deliver to such Loan Party any Collateral held by the Administrative Agent on behalf of the Administrative Agent and the Lenders hereunder, and execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

10.15       Confidentiality.  Each of the Administrative Agent, the Issuing Lender and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent, the Issuing Lender or any Lender from disclosing any such information (a) to the Administrative Agent, the Issuing Lender, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 10.15, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16       WAIVERS OF JURY TRIAL.  PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17       USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

10.18       Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)        the effects of any Bail-In Action on any such liability, including, if applicable:

(i)        a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document;

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

RMCO, LLC

By:	/s/ Karri Callahan
Name: Karri Callahan
Title: Chief Financial Officer

RE/MAX, LLC

By:	/s/ Karri Callahan
Name: Karri Callahan
Title: Chief Financial Officer

[Signature Page to the Credit Agreement]

JPMorgan Chase Bank, N.A., as Administrative
Agent and as a Lender

By:	/s/ Karl Thomasma
Name: Karl Thomasma
Title: Senior Underwriter

[Signature Page to the Credit Agreement]